                                                                   EXHIBIT 10.29

                                                                  Execution Copy
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                           STOCK PURCHASE AGREEMENT


                                     among

                    AMERITECH MOBILE COMMUNICATIONS, INC.,


                      GTE CONSUMER SERVICES INCORPORATED


                                      and

                                GTE CORPORATION



                           Dated as of April 2, 1999




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                               TABLE OF CONTENTS

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                                                                            ----
                                   ARTICLE I

Section 1.1    Specific Definitions........................................    2
Section 1.2    Other Terms.................................................   16
Section 1.3    Other Definitional Provisions...............................   16


                                  ARTICLE II

                          Purchase and Sale of Shares

Section 2.1    Purchase and Sale of Shares.................................   17
Section 2.2    Adjustment of the Base Purchase Price.......................   17
Section 2.3    Estimated Purchase Price....................................   17
Section 2.4    Closing; Delivery and Payment...............................   18
Section 2.5    Post-Closing Adjustment.....................................   18


                                  ARTICLE III

                   Representations and Warranties of Seller

Section 3.1    Organization and Authority of Seller........................   21
Section 3.2    Organization and Qualification of the Companies.............   22
Section 3.3    Capitalization of the Companies.............................   22
Section 3.4    Subsidiaries of the Companies; Minority Interests...........   23
Section 3.5    Financial Statements........................................   25
Section 3.6    Absence of Certain Changes or Events........................   27
Section 3.7    Communications Licenses.....................................   27
Section 3.8    Litigation..................................................   27
Section 3.9    Compliance with Law and Licenses............................   28
Section 3.10   Contracts...................................................   28
Section 3.11   Consents and Approvals......................................   31
Section 3.12   Tax Matters.................................................   31
Section 3.13   Labor Matters...............................................   32
Section 3.14   Employee Benefits...........................................   32

                                                                            Page
Section 3.15   Environmental Matters.......................................   34
Section 3.16   Property and Leases.........................................   35
Section 3.17   Accounts Receivables; Debt..................................   35
Section 3.18   Affiliate Transactions......................................   35
Section 3.19   Year 2000 Compliance........................................   36
Section 3.20   Ability to Conduct Business.................................   36
Section 3.21   Brokers and Finders.........................................   37
Section 3.22   No Other Representations or Warranties......................   37


                                   ARTICLE IV

                     Representations and Warranties of Buyer

Section 4.1    Organization and Authority of Buyer and Buyer Parent........   37
Section 4.2    Consents and Approvals......................................   38
Section 4.3    Brokers and Finders.........................................   39
Section 4.4    Financial Capability........................................   39
Section 4.5    Securities Act..............................................   39
Section 4.6    Litigation..................................................   39
Section 4.7    Investigation by Buyer......................................   40
Section 4.8    Governmental Consents.......................................   40
Section 4.9    No Other Representations or Warranties......................   40


                                    ARTICLE V

                                   Tax Matters

Section 5.1    Liability for Taxes and Related Matters.....................   40
Section 5.2    Transfer Taxes..............................................   45
Section 5.3    Information to be Provided by Buyer.........................   45
Section 5.4    Assistance and Cooperation..................................   46
Section 5.5    Miscellaneous...............................................   46
Section 5.6    Section 338(h)(10); Alternative Transaction Structure.......   47
Section 5.7    Survival of Obligations.....................................   48

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                                   ARTICLE VI

                              Certain Covenants and
                         Agreements of Seller and Buyer

Section 6.1    Access and Information......................................   48
Section 6.2    Conduct of Business.........................................   51
Section 6.3    Registrations, Filings and Consents.........................   54
Section 6.4    Employee Benefit Plans......................................   57
Section 6.5    Retention of Books and Records..............................   61
Section 6.6    Consent Decree..............................................   62
Section 6.7    Company Assets..............................................   62
Section 6.8    Intellectual Property.......................................   62
Section 6.9    Resignations................................................   63
Section 6.10   Partnership Agreements......................................   63
Section 6.11   Litigation..................................................   63
Section 6.12   Certain Transactions........................................   64
Section 6.13   Employees...................................................   64
Section 6.14   Contracts...................................................   67
Section 6.15   Transition Services.........................................   69
Section 6.16   Roaming Agreement...........................................   69
Section 6.17   Non-Solicitation............................................   69
Section 6.18   Intercompany Obligations....................................   71
Section 6.19   Customer Communications and Billing.........................   71
Section 6.20   Alternative Transaction Structure...........................   72
Section 6.21   Employee Customers..........................................   73
Section 6.22   Year 2000 Testing...........................................   73
Section 6.23   Transition Committees.......................................   73
Section 6.24   Prepaid Accounts............................................   74
Section 6.25   Transition Services Revisions...............................   74
Section 6.26   Restriction on Use..........................................   74
Section 6.27   License.....................................................   75
Section 6.28   License for Certain Proprietary Software....................   76
Section 6.29   Expenditures................................................   77
Section 6.30   Further Assurances..........................................   77


                                   ARTICLE VII

                              Conditions to Closing

Section 7.1    Conditions to Each Party's Obligation to Effect
                 the Transaction...........................................   77
Section 7.2    Conditions to Obligations of Buyer..........................   78

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Section 7.3    Conditions to Obligations of Seller.........................   79


                                  ARTICLE VIII

                                   Termination

Section 8.1    Termination.................................................   80
Section 8.2    Effect of Termination.......................................   82


                                   ARTICLE IX

                          Survival And Indemnification

Section 9.1    Survival of Representations, Warranties,
                 Covenants and Agreements..................................   82
Section 9.2    Indemnification by Buyer....................................   83
Section 9.3    Indemnification by Seller...................................   84
Section 9.4    Indemnification as Sole Remedy..............................   85
Section 9.5    Method of Asserting Claims, Etc.............................   86
Section 9.6    Calculation of Losses.......................................   89
Section 9.7    Assignment of Claims........................................   89
Section 9.8    Overlapping Provisions......................................   90


                                    ARTICLE X

                                  Miscellaneous

Section 10.1   Amendment and Waiver........................................   90
Section 10.2   Expenses....................................................   90
Section 10.3   Public Disclosure...........................................   91
Section 10.4   Assignment..................................................   91
Section 10.5   Entire Agreement............................................   91
Section 10.6   Fulfillment of Obligations..................................   92
Section 10.7   Parties in Interest; No Third Party Beneficiaries...........   92
Section 10.8   Guarantee...................................................   92
Section 10.9   Counterparts................................................   92
Section 10.10  Section Headings............................................   92
Section 10.11  Notices.....................................................   92

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                                                                            ----
Section 10.12  Governing Law; Submission to
                 Jurisdiction; Selection of Forum..........................   94
Section 10.13  Waiver of Jury Trial........................................   95
Section 10.14  Severability................................................   95

                           SELLER DISCLOSURE SCHEDULES

Schedule 1.1      Accounting Principles
Schedule 2.2      Purchase Price Adjustment
Schedule 3.2      Organization and Qualification of the Companies
Schedule 3.3(a)   Capitalization of the Companies
Schedule 3.3(b)   Capitalization of the Companies
Schedule 3.4(a)   Subsidiaries of Chicago Cellular
Schedule 3.4(b)   Subsidiaries of Central Illinois Cellular
Schedule 3.4(c)   Other Equity Interests
Schedule 3.5(a)   Chicago Cellular Financial Statements
Schedule 3.5(b)   Central Illinois Cellular Financial Statements
Schedule 3.5(c)   Chicago SMSA Limited Partnership, Illinois
                  SMSA Limited Partnership and Illinois RSA
                  6 & 7 Limited Partnership Financial Statements
Schedule 3.5(e)   Metrocom Liabilities and Obligations
Schedule 3.5(f)   Pro Forma Balance Sheets of the Companies and their
                    Subsidiaries
Schedule 3.5(g)   Capital Expenditure Budgets
Schedule 3.6      Absence of Certain Changes or Events
Schedule 3.7      Communications Licenses
Schedule 3.8      Litigation
Schedule 3.10(a)  Contracts
Schedule 3.10(b)  Availability of Contracts
Schedule 3.10(c)  Conflicts
Schedule 3.10(d)  Seller and Affiliates Contracts
Schedule 3.11     Seller Consents and Approvals
Schedule 3.12     Tax Matters
Schedule 3.14(a)  Benefit Plans
Schedule 3.14(d)  Retiree Health and Life Benefits
Schedule 3.14(e)  Severance
Schedule 3.15     Environmental Matters
Schedule 3.16(a)  Owned and Leased Real Property
Schedule 3.18     Affiliate Transactions
Schedule 3.20     Services and Assets
Schedule 3.21     Brokers and Finders
Schedule 6.2      Conduct of Business
Schedule 6.7      Asset Transfers

Schedule 6.8      Certain Marks
Schedule 6.13     Employees
Schedule 6.14     Certain Contracts
Schedule 6.17     National/Large Accounts
Schedule 6.20(a)  Alternative Transaction
Schedule 6.20(b)  Step Up Tax Loss
Schedule 6.28     Proprietary Software
Schedule 9.3      Certain Litigation


                           BUYER DISCLOSURE SCHEDULES

Schedule 4.2      Buyer Consents and Approvals

                                    EXHIBITS

Exhibit A         Form of Transition Services Agreement
Exhibit B         Form of Roaming Agreement
Exhibit C         Form of Trademark License Agreement
Exhibit D-1       Form of Opinion from Seller's inside Counsel
Exhibit D-2       Form of Opinion from Skadden, Arps, Slate,
                  Meagher & Flom LLP
Exhibit E         Form of Opinion from Buyer's Counsel
Exhibit F         EBITDA Subscriber Amount

     STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of April 2, 1999, among Ameritech Mobile Communications, Inc., a Delaware corporation ("Seller"), GTE Consumer Services Incorporated, a Delaware corporation ("Buyer") and solely for purposes of Section 10.8 GTE Corporation, a New York corporation ("Buyer Parent").

                             W I T N E S S E T H:

     WHEREAS, Ameritech Corporation, a Delaware corporation ("Parent"), SBC Communications Inc., a Delaware corporation ("SBC"), and SBC Delaware, Inc., a Delaware corporation ("SBC Sub") have entered into an Agreement and Plan of Merger, dated as of May 10, 1998 (as such agreement may be amended from time to time, the "Merger Agreement"), contemplating the merger (the "Merger") of SBC Sub with and into Parent;

     WHEREAS, Seller is a wholly owned Subsidiary of Parent;

     WHEREAS, Seller owns (i) all of the issued and outstanding shares of common stock, no par value (the "Chicago Shares"), of Ameritech Mobile Phone Service of Chicago, Inc., an Illinois corporation ("Chicago Cellular") and (ii) all of the issued and outstanding shares of common stock, no par value (the "Central Illinois Shares"), of Ameritech Mobile Phone Service of Illinois, Inc., an Illinois corporation ("Central Illinois Cellular" and, together with Chicago Cellular, the "Companies");

     WHEREAS, the transactions contemplated by this agreement are necessary for SBC, following the consummation of the Merger, to be in compliance with the Commercial Mobile Radio Service spectrum aggregation limit restrictions contained in 47 C.F.R. Section 20.6 and the Cellular Cross Ownership limitations contained in 47 C.F.R. Section 22.942;

     WHEREAS, in the absence of compliance with such federal regulations, the Merger could not be consummated; and

     WHEREAS, subject to the closing of the Merger, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase from Seller, all of the issued and outstanding shares of capital stock of Chicago Cellular and

Central Illinois Cellular, as more specifically provided herein;

     NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the par ties hereto agree as follows:

                                   ARTICLE I

     Section 1.1 Specific Definitions. As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

     "Additional Employees" shall have the meaning set forth in Section 6.13(b).

     "Affiliate", as applied to any Person, means any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

     "Agreement" shall mean, as the context requires, this Agreement and all Schedules and Exhibits hereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

     "Alternative Transaction" shall have the meaning set forth in Section 6.20.

     "Ancillary Agreements" shall mean the Transition Services Agreement and the Roaming Agreement.

     "Applicable Rate" shall mean the one-month LIBOR rate as published in the Wall Street Journal on the Closing Date.

     "Base Purchase Price" shall have the meaning set forth in Section 2.1.

     "Benefit Plans" shall have the meaning set forth in Section 3.14(a).

     "Business" shall mean the business of (a) operating Commercial Mobile Radio Service, including, without limitation, the business of operating and maintaining equipment necessary to operate the systems providing such service, and (b) marketing, selling and providing Telecommunications Service and Information Service via such systems as well as products (including Customer Premises Equipment) and services that are ancillary to marketing, selling and providing such Telecommunications Service and Information Service via such systems, as conducted on the date hereof by the Companies and their Subsidiaries in the Chicago Market and the Central Illinois Market, but shall exclude the businesses of providing, reselling, operating or managing paging services, wireline telephony or transport services, including wireline long-distance services and any fixed wireless services.

     "Business Customers" shall mean those customers of the Business who acquire services pursuant to business volume price plans.

     "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by law or executive order to close.

     "Buyer" shall have the meaning set forth in the Preamble.

     "Buyer Disclosure Schedule" shall have the meaning set forth in the Preamble of Article IV.

     "Buyer Indemnified Parties" shall have the meaning set forth in Section 9.3(a).

     "Buyer Parent" shall have the meaning set forth in the Preamble.

     "Buyer Savings Plan" shall have the meaning set forth in Section 6.4(d).

     "Calculation" shall have the meaning set forth in Section 2.5(a).

     "Cellular Authorizations" shall have the meaning set forth in Section 3.11.

     "Central Illinois Cellular" shall have the meaning set forth in the Recitals.

     "Central Illinois Cellular Working Capital" shall mean (A)(i) the consolidated current assets (including cash and cash equivalents) of Central Illinois Cellular and its Subsidiaries, minus (ii) the consolidated current liabilities of Central Illinois Cellular and its Subsidiaries, clauses (i) and
(ii) being calculated from time to time in a manner consistent with the accounting policies, methods, principles and practices specified on Schedule
1.1 and, if not specified thereon, used in the preparation of the Central Illinois Financial Statements, plus (iii) the Excess Central Illinois Cellular Investment Amount, if any, minus (iv) the Shortfall Central Illinois Cellular Investment Amount, if any, multiplied by (B) the Central Illinois Ownership Percentage.

     "Central Illinois Expenditure Budgets" shall have the meaning set forth in
Section 3.5(g).

     "Central Illinois Financial Statements" shall have the meaning set forth in Section 3.5(b).

     "Central Illinois Market" shall mean the Metropolitan Statistical Areas of Springfield, Illinois; Champaign-Urbana/Rantoul, Illinois; Bloomington-Normal, Illinois; and Decatur, Illinois; and the Rural Service Areas of Mason, Illinois (Illinois RSA #5-B2); Montgomery, Illinois (Illinois RSA #6); Danville, Illinois (Illinois RSA #7) and Adams, Illinois (Illinois RSA #4-B1), taken together.

     "Central Illinois Ownership Percentage" shall mean the aggregate proportionate ownership interest as of the Closing Date of Seller in the working capital of Central Illinois Cellular and its Subsidiaries.

     "Central Illinois Purchase Price" shall have the meaning set forth in
Section 2.1.

     "Central Illinois Required Expenditure Amount" shall mean the sum of the amounts of capital expenditure set forth in the Central Illinois Expenditure Budgets for the months in the period from the date hereof through the Closing Date with the amount included in such sum for any partial months in such period pro rated based on the number of days elapsed in such period during such month and the total number of days in such month.

     "Central Illinois Shares" shall have the meaning set forth in the Recitals.

     "Certificate of Authority" shall mean a Certificate of Authority issued by the IURC pursuant to the Indiana Code.

     "Certificate of Convenience and Necessity" shall mean a certificate of convenience and public necessity issued by the ICC pursuant to Chapter 220 of the Illinois Compiled Statutes, or the applicable predecessor statute.

     "Chicago Cellular" shall have the meaning set forth in the Recitals.

     "Chicago Cellular Expenditure Budgets" shall have the meaning set forth in
Section 3.5(g).

     "Chicago Cellular Financial Statements" shall have the meaning set forth in Section 3.5(a).

     "Chicago Cellular Ownership Percentage" shall mean the aggregate proportionate ownership interest of Seller as of the Closing Date in the working capital of Chicago Cellular and its Subsidiaries.

     "Chicago Cellular Purchase Price" shall have the meaning set forth in
Section 2.1.

     "Chicago Cellular Required Expenditure Amount" shall mean the sum of the amounts of capital expenditure set forth in the Chicago Cellular Expenditure Budgets for the months in the period from the date hereof through the Closing Date with the amount included in such sum for any partial months in such period pro rated based on the number of days elapsed in such period during such month and the total number of days in such month.

     "Chicago Cellular Working Capital" shall mean (a)(i) the consolidated current assets (including cash and cash equivalents) of Chicago Cellular and its Subsidiaries, minus (ii) the consolidated current liabilities of Chicago Cellular and its Subsidiaries, clauses (i) and (ii) being calculated from time to time in a manner consistent with the accounting policies, methods, principles and practices specified on Schedule 1.1 and if not specified thereon used in the preparation of the Chicago Cellular Financial

Statements, plus (iii) the Excess Chicago Cellular Investment Amount, if any, minus (iv) the Shortfall Chicago Cellular Investment Amount, if any, multiplied by (b) the Chicago Cellular Ownership Percentage.

     "Chicago Market" shall mean the Metropolitan Statistical Areas of Chicago, Illinois, Gary-Hammond-East Chicago, Indiana; Kankakee, Illinois; Aurora-Elgin, Illinois and Joliet, Illinois and the Rural Service Area of Newton, Indiana (Indiana RSA #1-B2), taken together.

     "Chicago Shares" shall have the meaning set forth in the Recitals.

     "Chosen Courts" shall have the meaning set forth in Section 10.12.

     "Claim Notice" shall have the meaning set forth in Section 9.5.

     "Closing" shall have the meaning set forth in Section 2.4(a).

     "Closing Date" shall have the meaning set forth in Section 2.4(a).

     "Closing Long Term Liabilities" shall mean the long term liabilities of the Companies and their Subsidiaries on a combined basis as of the Closing Date calculated in a manner consistent with the accounting policies, methods, principles, and practices specified on Schedule 1.1 and if not specified thereon used in the preparation of the Financial Statements.

     "Closing Statement" shall have the meaning specified in Section 2.5(a).

     "Closing Working Capital" shall mean the sum of the Chicago Cellular Working Capital and the Central Illinois Cellular Working Capital, in each case as of the Closing Date determined in accordance with the provisions of Section 2.5.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Commercial Mobile Radio Service" shall have the meaning set forth in 47 U.S.C. Section 332(d).

     "Communications Act" shall mean the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Communications Licenses" shall mean all licenses required to conduct the Business under applicable requirements of the FCC or state public utilities commissions, including, without limitation, licenses from the FCC, Certificates of Convenience and Necessity and Certificates of Authority.

     "Companies" shall have the meaning set forth in the Recitals.

     "Confidentiality Agreement" shall have the meaning set forth in Section 6.1(c).

     "Confidential Information Memoranda" shall mean those Confidential Information Memoranda dated January 1999 relating to, among other Persons, Chicago Cellular and its Subsidiaries and Central Illinois Cellular and its Subsidiaries, each sent to Buyer.

     "Consent Decree" shall mean the consent decree related to the Merger, between the DOJ, on the one hand, and SBC and Parent, on the other hand, filed with the United States District Court for the District of Columbia in the case entitled United States v. SBC and Parent on March 23, 1999.

     "Contracts" shall mean any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation.

     "Control" shall mean, and "controlled" and "controlling" shall refer to the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

     "CPA Firm" shall have the meaning set forth in Section 2.5(c).

     "CR Executives" shall have the meaning set forth in Section 6.13(c).

     "CR Plan" shall have the meaning set forth in Section 6.13(c).

     "Customer Premises Equipment" shall have the meaning set forth in 47 U.S.C. ss.3(14).

     "Deductible" shall have the meaning set forth in Section 9.1.

     "Designated Employees" shall have the meaning set forth in Section
6.13(a).

     "DOJ" shall mean the United States Department of Justice.

     "EBITDA Subscriber Amount" shall have the meaning set forth on Exhibit F.

     "Encumbrances" shall mean liens, pledges, security interests or other encumbrances.

     "Environmental Law" means any law, regulation, code, ordinance, requirement of common law, license, permit, approval, authorization, notice, order, judgment, decree or injunction, and any written publicly available judicial or administrative interpretation thereof, of the United States, any interstate authority, any State or political subdivision thereof (including any court thereof and any Governmental Entity) regulating the protection of the environment (including air, water, soil and natural resources), occupational safety as it relates to Hazardous Substance exposure, or the use, storage, handling, release, treatment or disposal of any Hazardous Substance as in effect on the date hereof.

     "ERISA" shall have the meaning set forth in Section 3.14(b).

     "ERISA Affiliate" shall have the meaning set forth in Section 3.14(c).

     "Estimated Closing Adjustment" shall have the meaning set forth in Section 2.3.

     "Estimated Purchase Price" shall mean (i) the Base Purchase Price plus
(ii) the amount(positive or negative)of the Estimated Closing Adjustment.

     "Excess Central Illinois Cellular Investment Amount" shall mean the excess, if any, of (x) the aggregate of the actual capital expenditures of Central Illinois Cellular and its Subsidiaries on a consolidated basis from the date hereof through the Closing Date over (y) 105% of the Central Illinois Required Expenditure Amount, calculated in accordance with GAAP applied on a basis consistent with those policies used in the Central Illinois Expenditures Budget and in accordance with the accounting policies, methods, principles, and practices used in the preparation of the Central Illinois Expenditure Budgets; provided, that capital expenditures in excess of 105% of the Central Illinois Required Expenditure Amount shall be included in this calculation only to the extent they have been previously approved in writing by Buyer.

     "Excess Chicago Cellular Investment Amount" shall mean the excess, if any, of (x) the aggregate of the actual capital expenditures of Chicago Cellular and its Subsidiaries on a consolidated basis from the date hereof through the Closing Date over (y) 105% of the Chicago Cellular Required Expenditure Amount calculated in accordance with GAAP applied on a basis consistent with those policies used in the Chicago Cellular Expenditure Budgets and in accordance with the accounting policies, methods, principles and practices used in the preparation of the Chicago Cellular Expenditure Budgets; provided, that capital expenditures in excess of 105% of the Chicago Required Expenditure Amount shall be included in this calculation only to the extent they have been previously approved in writing by Buyer.

     "Extended Termination Date" shall have the meaning set forth in Section 8.1(d).

     "FCC" shall mean the Federal Communications Commission.

     "Financial Statements" shall have the meaning set forth in Section 3.5(b).

     "GAAP" shall mean United States generally accepted accounting principles.

     "Governmental Consents" shall have the meaning set forth in Section
7.1(a).

     "Governmental Entity" shall mean any governmental or regulatory authority, agency, commission, body, court or other governmental entity of the United States of America or any State or political subdivision thereof.

     "Government Regulatory Entity" shall have the meaning set forth in Section 6.3(d).

     "Hazardous Substance" shall mean any substance listed, defined, designated or classified as hazardous, toxic or as a pollutant, contaminant, solid waste or radioactive waste under any applicable Environmental Law, including petroleum, petroleum products and any derivative or by-products thereof, polychlorinated biphenyls, asbestos and radioactive materials.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "ICC" shall mean the Illinois Commerce Commission.

     "Indemnified Party" shall have the meaning set forth in Section 9.3(a).

     "Indemnifying Party" shall have the meaning set forth in Section 9.5.

     "Information Service" shall have the meaning set forth in 47
U.S.C. ss.3(20).

     "Initial Period" shall have the meaning set forth in Section 6.26(b).

     "IRS" shall mean the Internal Revenue Service.

     "IURC" shall mean the Indiana Utility Regulatory Commission.

     "Knowledge", with respect to Seller, shall mean the actual knowledge of any of the following employees of Seller: Walter S. Catlow, Don P. Crockford, Jay Ellison, Bennett P. Gamel, Barbara Goworowski, Nancy G. Howe, Geoffrey M. Knoezer, Anthony R. Muscato, Dennis L. Myers, Paul G. Osland, Raymond H. Panza, Pamela L. Rashid, and

Linda Wokoun, and, with respect to Buyer, shall mean the actual knowledge of all directors and executive officers of Buyer, in each case, arising without the conduct by any such Person of any independent investigation with respect to the facts or matters specified.

     "Law" shall have the meaning set forth in Section 3.1.

     "Licenses" shall mean all permits, licenses, waivers, and authorizations other than Communications Licenses from any Governmental Entity.

     "Limit" shall have the meaning set forth in Section 9.1.

     "Losses" shall have the meaning set forth in Section 9.2(a).

     "Management Severance Plan" shall have the meaning set forth in Section 6.4(b).

     "Markets" shall have the meaning set forth in Section 6.26(a).

     "Material Adverse Effect" shall mean an effect that is materially adverse to the business, operations, assets, liabilities or financial condition of the Companies and their respective Subsidiaries, taken as a whole, and for these purposes, shall include aspects of the Business to be transferred to or assumed by Buyer, the Companies or their Subsidiaries on or before the Closing Date, but shall exclude any change or development after the date of this Agreement resulting from (i) any change in Law or interpretations thereof, (ii) changes in interest rates, general economic conditions or changes in the general economic condition of the Chicago Market or the Central Illinois Market, (iii) changes affecting the Commercial Mobile Radio Service industry generally or (iv) the entry into this Agreement or the performance of a party's obligations hereunder (other than changes relating to or resulting from provisions in Contracts breached by, requiring consents in connection with or the contractual rights under which are otherwise adversely impacted by, this Agreement or the consummation of the transactions contemplated hereby, or effects relating to, or resulting from, provisions in any License or Communications License or any Law governing such License or Communications License breached by, requiring consents in connection with or otherwise adversely impacted by this Agreement or the consummation of the transactions contemplated hereby).

     "Metrocom" shall mean Metrocom Communications, Inc.

     "Merger" shall have the meaning set forth in the Recitals.

     "Merger Agreement" shall have the meaning set forth in the Recitals.

     "Mirror Severance Plan" shall have the meaning set forth in Section 6.4(b).

     "National/Large Accounts" shall mean those customers of the Business set forth on Schedule 6.17, with those customers noted with an asterisk on such schedule being "In Market National/Large Accounts."

     "New Marks" shall have the meaning specified in Section 6.27.

     "Notice Period" shall have the meaning set forth in Section 9.5.

     "Order" shall have the meaning set forth in Section 7.1(b).

     "Parent" shall have the meaning set forth in the Recitals.

     "Pension Plan" shall have the meaning set forth in Section 3.14(b).

     "Permitted Shares Transferee" shall have the meaning set forth in Section 6.6.

     "Person" shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

     "Post-Closing Adjustment" shall have the meaning set forth in Section
2.5(d).

     "Potential Contributor" shall have the meaning set forth on Section 9.7.

     "Promotional Items" shall have the meaning set forth in Section 9.5(c).

     "Purchase Price" shall have the meaning set forth in Section 2.1.

     "Qualifying Customer Litigation" shall have the meaning set forth in
Section 9.3(b).

     "Resolution Period" shall have the meaning set forth in Section 2.5(b).

     "Resolved Items" shall have the meaning set forth in Section 2.5(b).

     "Roaming Agreement" shall mean the Roaming Agreement between Seller and Buyer in the form of Exhibit B to be entered into on the Closing Date.

     "St. Louis Market" shall mean the Metropolitan Statistical Area of St. Louis, Missouri, and the Rural Service Areas of Callaway, Missouri (Missouri RSA #8), Maries, Missouri (Missouri RSA #12), Perry, Missouri (Missouri RSA #18) and Stoddard, Missouri (Missouri RSA #19), taken together.

     "St. Louis Transaction" shall mean the purchase and sale to be effected pursuant to the Stock Purchase Agreement, dated the date hereof, by and among the parties hereto and CyberTel Financial Corporation, a Delaware corporation.

     "SBC" shall have the meaning set forth in the Recitals.

     "SBC Sub" shall have the meaning set forth in the Recitals.

     "Schedule 2.2 Adjustment" shall have the meaning set forth in Section 2.2.

     "Section 338(h)(10) Election" shall have the meaning set forth in Section 5.6(a).

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Seller" shall have the meaning set forth in the Preamble.

     "Seller Disclosure Schedule" shall have the meaning set forth in the preamble to Article III.

     "Seller Indemnified Parties" shall have the meaning set forth in Section 9.2(a).

     "Seller's Accrual" shall have the meaning set forth in Section 6.4(e).

     "Seller Savings Plan" shall have the meaning set forth in Section 6.4(d).

     "Shared Service Employees" shall have the meaning set forth in Section 6.13(b).

     "Shares" shall mean the Chicago Shares and the Central Illinois Shares taken together.

     "Shortfall Central Illinois Cellular Investment Amount" shall mean the excess, if any, of (x) 95% of the Central Illinois Required Expenditure Amount over (y) the aggregate of the actual capital expenditures made by Central Illinois Cellular and its Subsidiaries on a consolidated basis from the date hereof through the Closing Date, calculated in accordance with the accounting policies, methods, principles and practices used in the preparation of the Central Illinois Expenditure Budgets.

     "Shortfall Chicago Cellular Investment Amount" shall mean the excess, if any, of (x) 95% of the Chicago Required Expenditure Amount over (y) the aggregate of the actual capital expenditures made by Chicago Cellular and its Subsidiaries on a consolidated basis from the date hereof through the Closing Date, calculated in accordance with the accounting policies, methods, principles and practices used in the preparation of the Chicago Cellular Expenditure Budgets.

     "Step Up" shall have the meaning set forth in Section 6.20.

     "Step-up Tax Loss" shall have the meaning set forth in Section 6.20.

     "Subsequent Period" shall have the meaning set forth in Section 6.26(c).

     "Subsidiary" shall mean, as to any Person, any Person (i) of which such Person directly or indirectly owns, securities or other equity interests representing fifty percent (50%) or more of the aggregate voting power, (ii) of which a Person possesses fifty percent (50%) or more of the right to elect directors or Persons holding similar positions or (iii) which such Person Controls directly or indirectly through one or more intermediaries, it being understood that, with respect to the Companies, the term Subsidiary shall be deemed to include Metrocom.

     "Systems" shall have the meaning set forth in Section 3.19.

     "Tax Package" shall have the meaning set forth in Section 5.3.

     "Tax Returns" shall mean any and all federal, state, local or foreign returns, reports, claims for refund, information returns, statements or declarations relating to Taxes.

     "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imports and other charges of any kind imposed by any taxing authority, including but not limited to any and all federal, state, local or foreign income, gross receipts, windfall or excess profits, severance, property, production, sales, use, value added, license, stamp, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

     "Telecommunications Service" shall have the meaning set forth in 47 U.S.C. ss.3(46).

     "Termination Date" shall have the meaning set forth in Section 8.1(d).

     "Trademark License Agreement" shall have the meaning set forth in Section 7.2(e).

     "Trademarks" shall have the meaning set forth in Section 6.26(a).

     "Transfer Taxes" shall have the meaning set forth in Section 5.2.

     "Transferred Employees" shall have the meaning set forth in Section
6.13(b).

     "Transition Services Agreement" shall mean the Transition Services Agreement between Seller and Buyer in the form of Exhibit A to be entered into on the Closing Date.

     "Unresolved Items" shall have the meaning set forth in Section 2.5(c).

     "Year 2000 Compliant" shall have the meaning set forth in Section 3.19.

     "Y2K Plan" shall have the meaning set forth in Section 3.19.

     Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.

     Section 1.3 Other Definitional Provisions. (a) The words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

     (b) The terms defined in the singular shall have comparable meaning when used in the plural, and vice versa.

     (c) The terms "dollars" and "$" shall mean United States Dollars.

                                  ARTICLE II

                          Purchase and Sale of Shares

     Section 2.1 Purchase and Sale of Shares. Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, in each case subject to the terms and conditions of this Agreement, (i) all of the issued and outstanding Chicago Shares for a purchase price equal to $2,330,000,000 (two billion three hundred thirty million dollars) (the "Chicago Cellular Purchase Price") and (ii) all of the issued and outstanding Central Illinois Shares for a purchase price equal to $220,000,000 (two hundred twenty million dollars) (the "Central Illinois Purchase Price", and together with the Chicago Cellular Purchase Price, the "Base Purchase Price"), as adjusted pursuant to Section 2.2 (as so adjusted, the "Purchase Price").

     Section 2.2 Adjustment of the Base Purchase Price. The Base Purchase Price shall be adjusted as follows: The Purchase Price shall be an amount equal to
(a) the Base Purchase Price plus (b) the amount (positive or negative) of (i) the Closing Working Capital minus (ii) $6,500,000 (six million five hundred thousand dollars) minus (c) the amount of the Closing Long Term Liabilities minus (d) the EBITDA Subscriber Amount, if any, minus (e) the adjustment set forth on Schedule 2.2, if any (the "Schedule 2.2 Adjustment").

     Section 2.3 Estimated Purchase Price. For the purpose of determining the amount of cash to be paid by Buyer to Seller on the Closing Date, Seller shall prepare a calculation of the estimate of the adjustment of the Purchase Price to be made pursuant to Section 2.2 (the "Estimated Closing Adjustment") as of the Closing Date based on a good faith estimate by Seller of the amounts included in such adjustment. Seller shall deliver the calculation of the Estimated Closing Adjustment to Buyer not less than three Business Days prior to the Closing Date or, if not practicable, as soon as practicable prior to the Closing, provided that Seller shall provide such calculation at least three Business Days prior to the time the Closing is likely to occur. If Buyer objects to the calculation of the Estimated Closing Adjustment prior to the Closing, Seller agrees to discuss with Buyer in good faith such objections and to seek to resolve Buyer's objections and if revised in response to Buyer objections, the revised amount shall be the Estimated Closing Adjustment; provided, that if Buyer and Seller are unable to resolve Buyer's objections prior to the Closing, Seller's calculation of the Estimated Closing Adjustment shall be utilized for purposes of calculating the Estimated Purchase Price.

     Section 2.4 Closing; Delivery and Payment.

     (a) The delivery of the Shares and payment therefor (the "Closing") shall take place at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York as promptly as is practicable on the Business Day on which the conditions set forth in Article VII hereof have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time and place as the parties hereto may mutually agree. The date on which the Closing occurs is called the "Closing Date". It is understood and agreed that Seller will notify Buyer at least three Business Days prior to the Closing that the Closing is likely to occur, specifying the proposed Closing Date and Seller agrees that it will reimburse Buyer for any interest expense incurred by Buyer (less any earnings realized by Buyer on borrowed funds) for each day the Closing is delayed and Buyer agrees at Seller's request to promptly repay any such borrowed funds in the event the Closing does not occur at the time expected and, in such event, Seller shall be required to comply with the notice procedures to reschedule the Closing.

     (b) At the Closing:

          (i) Seller shall deliver to Buyer (A) certificates representing Chicago Shares being sold to Buyer and (B) certificates representing Central Illinois Shares being sold to Buyer, duly endorsed and in form for transfer to Buyer; and

          (ii) Buyer shall pay to Seller, by wire transfer to an account designated by Seller in writing, immediately available funds in an amount equal to the Estimated Purchase Price.

     Section 2.5 Post-Closing Adjustment. (a) As soon as practicable, but in no event later than 90 days following the Closing Date, Buyer shall, on a basis consistent with the methods, principles, practices and policies employed in the preparation and presentation of the Financial Statements and, where applicable, the Chicago Cellular Expenditure Budgets or the Central Illinois Expenditure Budgets, as the case may be, prepare and deliver to Seller a statement (the "Closing Statement") showing the calculation of the Closing Working Capital, the Closing Long Term Liabilities, the EBITDA Subscriber Amount and the Schedule 2.2 Adjustment (the "Calculation").

     (b) After receipt of the Calculation, Seller shall have 30 days to review the Calculation. Buyer shall provide Seller and its authorized representatives reasonable access during normal business hours and without significant disruption to the Business, to (1) all books, records and employees of Buyer and its Subsidiaries having relevant information concerning the Calculation to the extent that such information was used in the Calculation and (2) Buyer's accountants who assisted Buyer in preparing the Calculation and such accountants' relevant supporting workpapers. Unless Seller delivers written notice to Buyer on or prior to the 30th day after Buyer's delivery of the Calculation stating that Seller has objections to the Calculation and describing any such objections with reasonable particularity (including a basis in the books and records of the Companies or accounting principles for such objection), Seller shall be deemed to have accepted and agreed to the Calculation. In addition, any item included in the Calculation which is not objected to by Seller shall be deemed to be accepted by Seller ("Resolved Items") and any amounts included within such item shall be deemed to be final, binding and conclusive. If Seller notifies Buyer of its objections to the Calculation, Seller and Buyer shall, within 10 days (or such longer period as the parties may agree) following such notice (the "Resolution Period"), attempt to resolve their differences, and any written resolution by them as to any disputed amounts shall be final, binding and conclusive.

     (c) Any amounts remaining in dispute at the conclusion of the Resolution Period ("Unresolved Items") shall be submitted to KPMG LLP (such firm being referred to as the "CPA Firm") or, if such firm shall be unable or unwilling to serve in such capacity or if the parties shall otherwise mutually agree, such other nationally recognized firm of independent accountants mutually agreed by Seller and Buyer (and, in such case, such firm shall be deemed to be the CPA
Firm), within 10 days after the expiration of the Resolution Period. Each party agrees to execute, if requested by the CPA Firm, an engagement letter with the CPA Firm containing reasonable terms. All fees and expenses relating to the work, if any, to be performed by the CPA Firm shall be borne by Seller and Buyer in inverse proportion to the allocation of the dollar amount of the Unresolved Items made by the CPA Firm in favor of Seller or Buyer, as the case may be. The CPA Firm shall act as an arbitrator and not as an expert to determine, based on the provisions of this Section 2.5, only the Unresolved Items. The CPA Firm's determination of the Unresolved Items shall be made within 30 days of the submission of the Unresolved Items to the CPA Firm, and, together with a calculation of the Closing Working Capital, the Closing Long Term Liabilities, the EBITDA Subscriber Amount and the Schedule 2.2 Adjustment based upon the amount of Resolved Items and the CPA Firm's determinations of the Unresolved Items, shall be set forth in a written statement delivered to Seller and Buyer by the CPA Firm and shall be final, binding and conclusive on the parties for all purposes.

     (d) Within five Business Days following either (i) an agreement by Buyer and Seller as to the Closing Working Capital, Closing Long Term Liabilities and the EBITDA Subscriber Amount or (ii) the CPA Firm's determination of the Closing Working Capital, the Closing Long Term Liabilities and the EBITDA Subscriber Amount, Seller shall pay to Buyer the amount, if any, by which the Estimated Purchase Price exceeds the final calculation of the Purchase Price determined in accordance with Section 2.2 after resolution of all disputed items, or Buyer shall pay to Seller the amount, if any, by which the final calculation of the Purchase Price exceeds the Estimated Purchase Price (the "Post-Closing Adjustment").

     (e) Any payments made pursuant to this Section 2.5 shall be made by wire transfer of immediately available funds to an account indicated in writing by the party to receive such funds and shall be accompanied by interest at the Applicable Rate calculated on the basis of a year of 360 days for the actual number of days elapsed, accrued from the Closing Date up to and including the date of payment.

     (f) Any payments made in respect of the Post-Closing Adjustment shall be deemed to be adjustments to the Central Illinois Purchase Price or the Chicago Cellular Purchase Price in accordance with the portion of the adjustment pursuant to Section 2.2 (Adjustment of the Base Purchase Price) attributable to Chicago Cellular and Central Illinois Cellular.


                                  ARTICLE III

                   Representations and Warranties of Seller

     Except as otherwise set forth in the correspondingly numbered section or schedule of the disclosure schedule delivered by Seller to Buyer on the date of the execution of this Agreement (the "Seller Disclosure Schedule") and except, if not set forth in the correspondingly numbered schedule of the Seller Disclosure Schedule, the disclosures therein shall be deemed to be exceptions to the representations and warranties of Seller to which a reasonable Person would have considered such disclosure to be an exception, Seller represents and warrants to Buyer as follows:

     Section 3.1 Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate or similar power and authority, and has taken all corporate action necessary in order, to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements. This Agreement and the Ancillary Agreements are, or will be when executed, legal, valid and binding obligations of Seller, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The execution, delivery and performance of this Agreement by Seller does not, and the consummation by the Seller of the transactions contemplated hereby will not, constitute or result in
(A) a breach or violation of, or a default under the certificate of incorporation or by-laws of the Seller or (B) assuming compliance with the matters referred to in Sections 3.11 (Consents and Approvals) and 4.2 (Consents and Approvals), a violation of any law, rule, regulation, judgment, injunction, order, decree or other restriction of any court or Governmental Entity ("Law"), except, in the case of clause (B) above, for any breach, violation or default that would not be reasonably likely to be material in any individual case or in the aggregate or to prevent, materially delay or materially impair the ability of the Seller, the Companies or any of their Subsidiaries to consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements.

     Section 3.2 Organization and Qualification of the Companies. Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has the corporate power and authority to own or lease its assets and to carry on its business substantially as it is being conducted on the date hereof, and is duly qualified as a foreign corporation to do business and is in good standing, in each jurisdiction where the ownership or operation of its property and assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not be reasonably likely to have a Material Adverse Effect. The consummation of the transactions contemplated hereby will not constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation or by-laws or similar organizational documents of the Companies or any of their respective Subsidiaries or (B) assuming compliance with the matters referred to in Sections 3.11 (Consents and Approvals) and 4.2 (Consents and Approvals), a violation of any Law or governmental or non-governmental permit or license to which the Companies or any of their respective Subsidiaries are subject, except, in the case of clause (B) above, for any breach, violation, default, acceleration or creation that would not be reasonably likely to, either individually or in the aggregate, be material or prevent, materially delay or materially impair the ability of the Seller to consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements.

     Section 3.3 Capitalization of the Companies. (a) The authorized capital stock of Chicago Cellular consists of 2,000 Chicago Shares of which one Chicago Share is issued and outstanding. The issued and outstanding Chicago Share has been duly authorized and validly issued, is fully paid and nonassessable and is owned by Seller free and clear of any Encumbrances. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of Chicago Cellular or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Chicago Cellular or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Chicago Cellular does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Chicago Cellular on any matter.

     (b) The authorized capital stock of Central Illinois Cellular consists of one Central Illinois Share which is issued and outstanding. The issued and outstanding Central Illinois Share has been duly authorized and validly issued, is fully paid and nonassessable and is owned by Seller free and clear of any Encumbrances. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of Central Illinois Cellular or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Central Illinois Cellular or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Central Illinois Cellular does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Central Illinois Cellular on any matter.

     (c) As of the date hereof and except as set forth in the Contracts listed on Schedule 3.10(a)(vii), the Companies and their Subsidiaries are not subject to capital calls with respect to any of their respective Subsidiaries. There are no notices of capital calls outstanding which have not been satisfied as of the date hereof.

     Section 3.4 Subsidiaries of the Companies; Minority Interests. (a) Schedule 3.4(a) hereto lists the name of each Subsidiary of Chicago Cellular, the equity interest of Chicago Cellular or one of its Subsidiaries therein, together with the jurisdiction of its incorporation or organization, as the case may be, and to the Knowledge of

Seller, the name of each other record and beneficial holder of the shares of capital stock or other similar equity interests of such Subsidiary. All shares of capital stock or similar equity interests of each Subsidiary of Chicago Cellular that are owned by Chicago Cellular or a Subsidiary of Chicago Cellular are owned by Chicago Cellular or the applicable Subsidiary free and clear of all Encumbrances, and all such capital stock is duly authorized, validly issued, fully paid and nonassessable and all other such similar equity interests are duly authorized, validly issued and fully paid. Each Subsidiary of Chicago Cellular is a corporation or limited partnership, as the case may be, duly organized or formed, as the case may be, validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, has the power and authority to own or lease its assets and to carry on its business substantially as it is being conducted as of the date hereof, and is duly qualified as a foreign corporation or limited partnership to do business, and is in good standing, in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification, except where the failure to be so qualified would not be reasonably likely to have a Material Adverse Effect.

     (b) Schedule 3.4(b) hereto lists the name of each Subsidiary of Central Illinois Cellular, the equity interest of Central Illinois Cellular or one of its Subsidiaries therein, together with the jurisdiction of its incorporation or organization, as the case may be, and to the Knowledge of Seller, the name of each other record and beneficial holder of the shares of capital stock or other similar equity interests of such Subsidiary. All shares of capital stock or similar equity interests of each Subsidiary of Central Illinois Cellular that are owned by Central Illinois Cellular or a Subsidiary of Central Illinois Cellular are owned by Central Illinois Cellular or the applicable Subsidiary free and clear of all Encumbrances, and all such capital stock is duly authorized, validly issued, fully paid and nonassessable and all other such similar equity interests are duly authorized, validly issued and fully paid. Each Subsidiary of Central Illinois Cellular is a corporation or limited partnership, as the case may be, duly organized or formed, as the case may be, validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, has the power and authority to own or lease its assets and to carry on its business substantially as it is being conducted as of the date hereof, and is duly qualified as a foreign corporation or limited partnership to do business, and is in good standing, in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification, except where the failure to be so qualified would not be reasonably likely to have a Material Adverse Effect.

     (c) All equity interests in any Person (other than the Subsidiaries of the Companies) owned by the Companies or their Subsidiaries are set forth on
Schedule 3.4(c), including the type and amount of such equity interest. All equity interests set forth on Schedule 3.4(c) are owned free and clear of any Encumbrances either by one of the Companies or a Subsidiary of one of the Companies.

     Section 3.5 Financial Statements. (a) Attached hereto as Schedule 3.5(a) is a copy of the audited consolidated balance sheet of Chicago Cellular and its Subsidiaries as of December 31, 1998 and the audited consolidated statements of income, stockholders' equity and cash flows for Chicago Cellular and its Subsidiaries for the year ended December 31, 1998 (collectively, with the notes thereto, the "Chicago Cellular Financial Statements"). The Chicago Cellular Financial Statements present fairly, in all material respects, the financial position of Chicago Cellular and its Subsidiaries as of December 31, 1998, and the results of operations of Chicago Cellular and its Subsidiaries for the year ended December 31, 1998 and have been prepared in accordance with GAAP applied on a basis consistent with past practice.

     (b) Attached hereto as Schedule 3.5(b) is a copy of the audited consolidated balance sheet of Central Illinois Cellular and its Subsidiaries as of December 31, 1998 and the audited statements of income, stockholders' equity and cash flows for Central Illinois Cellular and its Subsidiaries for the year ended December 31, 1998 (collectively, with the notes thereto, the "Central Illinois Financial Statements" and, together with the Chicago Cellular Financial Statements, the "Financial Statements"). The Central Illinois Financial Statements present fairly, in all material respects, the financial position of Central Illinois Cellular and its Subsidiaries as of December 31, 1998, and the results of operations of Central Illinois Cellular and its Subsidiaries for the year ended

December 31, 1998 and have been prepared in accordance with GAAP applied on a basis consistent with past practice.

     (c) Attached hereto as Schedule 3.5(c) is a copy of the audited balance sheets and income statements for the years ended December 31, 1998 and 1997 for the Chicago SMSA Limited Partnership, the Illinois SMSA Limited Partnership and the Illinois RSA 6 and 7 Limited Partnership.

     (d) The Companies and their Subsidiaries do not have any liability or obligation of any nature which is required to be disclosed in financial statements prepared in accordance with GAAP (including the notes thereto) other than those (i) set forth in the Financial Statements, (ii) incurred after December 31, 1998 in the ordinary course of the Business consistent with past practice and which would not be reasonably likely to have a Material Adverse Effect or (iii) those liabilities relating to or arising out of the Business for which any such Person shall become liable in accordance with the matters contemplated in Sections 6.4 (Employee Benefit Plans), 6.7 (Company Assets),
6.11 (Litigation) and 6.14 (Contracts).

     (e) Except as set forth on Schedule 3.5(e), Metrocom does not have any liabilities or obligations (whether accrued or not accrued, absolute, contingent or otherwise).

     (f) Attached hereto as Schedule 3.5(f) is a pro forma balance sheet of Companies and their Subsidiaries as of December 31, 1998 reflecting as pro forma adjustments to the balance sheets as of such date included in the Financial Statements the asset transfers, liability transfers and other transfers stated in the notes thereto. Such pro forma balance sheets have been prepared in good faith from the books and records of Seller and its Subsidiaries.

     (g) Attached hereto as Schedule 3.5(g) are true and correct copies of (a) the capital expenditures budgets for Chicago Cellular and its Subsidiaries on a consolidated basis for the twelve-month period ending December 31, 1999 and for the twelve-month period ending December 31, 2000 (the "Chicago Expenditure Budget") and (b) the capital expenditures budgets for Central Illinois Cellular and its Subsidiaries on a consolidated basis for the twelve-month periods ending December 31, 1999 and December 31, 2000 (the "Central Illinois Expenditure Budgets").

     Section 3.6 Absence of Certain Changes or Events. Since December 31, 1998
(i) the Companies and their Subsidiaries have conducted their businesses, and Seller has conducted the Business, taken together, in the ordinary course consistent with past practice except to the extent arising out of or relating to the consummation of the transactions contemplated by this Agreement, and (ii) there has not been any change in the Companies' and their Subsidiaries' businesses or results of operations which has resulted in or would be reasonably likely to result in a Material Adverse Effect.

     Section 3.7 Communications Licenses. The Companies and their respective Subsidiaries have been granted all Communications Licenses, except for those Communications Licenses the failure of which to have been granted would not be reasonably likely to be material. Schedule 3.7 sets forth a true, accurate and complete list of the Communications Licenses held by the Companies and their Subsidiaries and used directly in connection with the Business, and the identity of the Person that holds each such Communications License. All Communications Licenses are valid and in full force and effect, except where the failure to be valid or in full force and effect would not be reasonably likely to be material. The Companies and their respective Subsidiaries are not conducting the Business in violation of any Communications License listed on Schedule 3.7, except for those failures which, individually or in the aggregate, are not material. There is not pending, nor to the Knowledge of Seller threatened, against the Companies or any of their respective Subsidiaries, any application, action, petition, objection or other pleading, or any proceeding, with the FCC, the ICC, the IURC or any other Governmental Entity which questions or contests the validity of, or nonrenewal or suspension of any Communications License which would be reasonably likely to, either individually or in the aggregate be material.

     Section 3.8 Litigation. Except for the Consent Decree, as of the date hereof, there are no (x) decrees, judgments, orders or awards to which the Business or any of the assets of the Business are subject or (y) civil, criminal or administrative claims, actions, suits, demands, proceedings or investigations pending or to the Knowledge of Seller, threatened against the Business or the Companies or any of their respective Subsidiaries, at law, in equity or otherwise, in, before, or by, any court or Governmental

Entity or authority, except for such decrees, judgments, orders, awards, claims, actions, suits, demands, proceedings or investigations which are not, in the aggregate, material.

     Section 3.9 Compliance with Law and Licenses. The Companies and their respective Subsidiaries (a) are conducting their respective businesses in compliance, with all applicable Laws (other than Licenses except to the extent relating to zoning matters), except for those failures to comply which, individually or in the aggregate, are not material and (b) have obtained and are in compliance with the terms of all Licenses, which are required for the Companies and their Subsidiaries to conduct the Business, except for those the failure to obtain or to comply with which would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect; it being understood, in each case, that nothing set forth in this Section 3.9 is intended to address any compliance issue that is the subject of any other representation or warranty set forth herein.

     Section 3.10 Contracts. (a) Schedule 3.10(a) lists the following Contracts
(A) to which either of the Companies or one of their respective Subsidiaries is a party or (B) to which Seller or an Affiliate of Seller is a party and which relates exclusively to the Business:

          (i) any agreement which materially restricts or materially limits the ability of either of the Companies or any of their respective Subsidiaries or Affiliates to freely conduct cellular telephone operations or otherwise operate in any market;

          (ii) any collective bargaining agreement and any written employment agreement;

          (iii) all agreements which involved payments to or from the Companies or any of their Subsidiaries or on behalf of the Business of more than $5,000,000 during the twelve-month period ended December 31, 1998;

          (iv) all agreements which specifically provide for payments to or from the Companies or any of their Subsidiaries or on behalf of the Business of more than $5,000,000 during any twelve-month period beginning after December 31, 1998;

          (v) all agreements with respect to outstanding indebtedness for money borrowed or any guaranty thereof;

          (vi) all leases of real property, with an annual rental payment in excess of $30,000 and all cell site leases;

          (vii) all partnership or joint venture agreements or other agreements relating to the management or control of any such partnership or joint venture;

          (viii) volume customer Contracts with each of the top 50 customers of the Business (by revenue) during the twelve months ended December 31, 1998, including any national account agreements that meet such criterion;

          (ix) all distributor agreements which generated gross line additions in excess of 1,000 during the twelve months ended December 31, 1998 (such agreements represent approximately 70% of gross line additions generated by all agents/distributors for the Business during such period) and all reseller agreements;

          (x)    all sponsorship agreements;

          (xi)   all interconnection agreements;

          (xii) all Contracts which materially restrict the ownership of any material asset owned by the Companies or their Subsidiaries;

          (xiii) any Contract with an Affiliate listed on Schedule 3.18 (which is incorporated herein by reference); and

          (xiv) any roaming agreements not terminable at the option of either party thereto on 30 days or less notice.

     Notwithstanding the foregoing, Schedule 3.10(a) (other than with respect to subclauses (i), (ii) and (vii) above) shall be deemed updated as of the Closing Date to delete any Contracts meeting any of the criteria set forth above which have been terminated, have expired or not been renewed between the date hereof and the Closing Date and to add any Contracts meeting such criteria entered into between the date hereof and the Closing Date, provided in each case such Contracts have been entered into, terminated or expired in the ordinary course of business of the Companies and their Subsidiaries consistent with past practice.

     (b) Seller has made available to Buyer a correct and complete copy of each Contract listed on Schedule 3.10(a) as of the date hereof, together with any and all amendments or modifications thereto. Each Contract listed on Schedule 3.10(a) is valid, binding, enforceable, and in full force and effect, the Companies or the applicable Subsidiary are not in breach or default under any such Contract and no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default, or permit termination, modification, or acceleration, under such Contract, except where the failure to be so valid, binding, enforceable or in full force and effect or such breach or default, termination, modification or acceleration would not be, either individually or in the aggregate, reasonably likely to be material.

     (c) The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller does not, and the consummation by the Seller of the transactions contemplated hereby and thereby will not, constitute or result in a breach or violation of, or a default under, the acceleration of any obligations, a right of early termination, a right of first refusal or the creation of an Encumbrance (with or without notice, lapse of time or both) on the assets of Seller, the Companies or any of the Subsidiaries of the Company pursuant to, any Contracts set forth on Schedule 3.10(a), except for any breach, violation, default, right, acceleration or creation that would not be reasonably likely to be material in any individual case or in the aggregate or to prevent, materially delay or materially impair the ability of Seller, the Companies or any of their Subsidiaries to consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements.

     (d) Schedule 3.10(d) lists all material Contracts which are not listed on
Schedule 3.10(a) to which Seller or any of its Affiliates are a party (and none of the Companies or their Subsidiaries are parties) pursuant to which the

Companies or any of their Subsidiaries provide or receive goods, products, services or other benefits.

     Section 3.11 Consents and Approvals. Except for the filings, permits, authorizations, consents, approvals and/or notices (A) set forth in Schedule 3.11, (B) required under the HSR Act, (C) required by the applicable require ments of the FCC, or under the Communications Act or (D) required by the state public utilities commissions or similar communications or utility regulatory bodies having jurisdiction over Seller, the Companies and the Companies' Subsidiaries (such consents referred to in clauses (C) and (D) of this Section
3.11 being collectively referred to herein as, the "Cellular Authorizations"), no filings, permits, authorizations, consents, approvals and/or notices are required to be made or obtained by Seller, the Companies or any of their respective Subsidiaries with or from, as the case may be, any Governmental Entity, in connection with the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby, except those for which the failure to make or obtain, as the case may be, would not be, either individually or in the aggregate, reasonably likely to be materially adverse to the Companies and their Subsidiaries, taken as a whole or be reasonably likely to prevent, materially delay or materially impair the ability of Seller to consummate the transactions contemplated by this Agreement. To the Knowledge of Seller, no issue relating to Seller or its Affiliates exists that would inhibit Buyer and Seller from promptly obtaining any material Governmental Consent.

     Section 3.12 Tax Matters. (a) All Tax Returns that are required to be filed by or with respect to each of the Companies and their respective Subsidiaries have been duly and timely filed or, where not so filed, are covered under a valid extension that has been obtained therefor, (b) all Taxes shown to be due on the Tax Returns referred to in clause (a) have been paid in full, and there are no material liens or encumbrances on any of the assets of the Companies or any of their Subsidiaries that arose in connection with the failure or alleged failure to pay any Tax, (c) the Tax Returns referred to in clause (a) are not subject to examination currently by the IRS or the appropriate state, local or foreign taxing authority, and no written notice has been received by Seller, any of the Companies, or any of their Subsidiaries with respect to any actual or threatened audit or examination, (d) all deficiencies asserted or assessments made as a result of the examinations of any of the Tax Returns referred to in clause (a) have been paid in full, (e) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (a) are currently pending, (f) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Companies or any of their respective Subsidiaries, (g) none of the Companies or any of their respective Subsidiaries is obligated to make any material payments, or is a party to an agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under section 280G (and for the purposes of this Section 3.12(g), the term material shall mean any payment (individually or in the aggregate) of $300,000 or more), (h) none of the Companies or any of their Subsidiaries have filed a consent under Section 341(f) of the Code concerning collapsible corporations (i) none of the Companies or any of their Subsidiaries have been a party to any distribution occurring during the last 3 years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, and (j) to the Knowledge of Seller, each of the Companies and their Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid by them in connection with (1) amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and (2) amounts received from customers or other third parties (including, but not limited to, sales, use and excise taxes).

     Section 3.13 Labor Matters. As of the date hereof, there is no pending, or, to the Knowledge of Seller, threatened, strike, walkout or other work stoppage or any union organizing effort by or respecting the employees of Seller, the Companies or any of their respective Subsidiaries who perform work in connection with the Business.

     Section 3.14 Employee Benefits.

     (a) Schedule 3.14(a) hereto contains a complete and accurate list of each employee benefit, stock purchase, stock option, severance, change-in-control, fringe benefit, bonus, incentive and deferred compensation plan, agreement, policy or other arrangement maintained by Parent or its Subsidiaries which covers current or former employees of

Seller, the Companies or any of their respective Subsidiaries who perform or have performed work for the Business (the "Benefit Plans"). There are no employee benefit plans, other than the Benefit Plans, which cover the current and former employees of the Seller, the Companies or any of their respective Subsidiaries who perform or have performed work for the Business. Copies of all Benefit Plans and all amendments thereto and of all summary plan descriptions or summaries of material modifications have been delivered or made available to Buyer.

     (b) All Benefit Plans are in substantial compliance with all applicable laws, including the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Parent has received a favorable determination letter from the IRS with respect to the qualified status of each Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code and Seller does not have Knowledge of any circumstances which are reasonably likely to cause the revocation of such letter. There is no material pending or, to the Knowledge of Seller, threatened action, suit or claim relating to the Benefit Plans that could reasonably be expected to materially increase its liability with respect to such Benefit Plans. None of Parent, Seller, the Companies or any of their respective Subsidiaries has engaged in any transaction with respect to any Benefit Plan that is reasonably likely to subject the Companies or any of their respective Subsidiaries to a material tax or penalty imposed by Section 4975 of the Code.

     (c) No liability under Title IV of ERISA has been or is expected to be incurred by either the Companies or any of their respective Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Companies under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"), other than the payment of premiums to the Pension Benefit Guaranty Corporation contributed to by the Companies or any of their respective Subsidiaries or any ERISA Affiliate. Neither of the Companies nor any of their respective Subsidiaries has contributed, or been obligated to contribute, to a "multiemployer plan" (within the meaning of Section 3(37) of

ERISA) at any time during the six-year period prior to the date hereof, or otherwise has any liability to any multiemployer plan.

     (d) Neither of the Companies nor any of their respective Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan.

     (e) Except as set forth on Schedule 3.14(e), the consummation of the transactions contemplated by this Agreement will not (x) entitle any of the employees of the Companies or any of their respective Subsidiaries to severance pay or (y) accelerate or provide any other rights or credits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Benefit Plans. The adoption of the Mirror Severance Plan in accordance with the terms of Section 6.4(b) will not trigger any entitlement to or eligibility for severance benefits for the Transferred Employees.

     Section 3.15 Environmental Matters. The Business and the Companies and their Subsidiaries (i) are in compliance in all material respects with applicable Environmental Laws; (ii) as of the date hereof have not received any written notices from any Governmental Entity alleging the material violation of any applicable Environmental Law, and to the Knowledge of Seller, are not aware of any conditions which materially violate any applicable Environmental Law;
(iii) are not the subject of any material court order, administrative order or decree arising under any Environmental Law; (iv) have not generated, stored, used, emitted, discharged or disposed of any Hazardous Substance except in material compliance with applicable Environmental Laws and, to the Knowledge of Seller, are not aware of the presence of Hazardous Substances in the structures, soil, subsoil, sediments, and groundwater at, on or beneath the properties owned or leased by the Companies and their Subsidiaries or to be transferred to the Companies and their Subsidiaries pursuant to the terms of this Agreement which would reasonably be expected to require remediation under applicable Environmental Laws; and (v) have constructed all facilities, equipment and structures in material compliance in all material respects with applicable Environmental Laws. This Section 3.15 constitutes the sole representation and warranty of the Seller with respect to any Environmental Law or any Hazardous Substance.

     Section 3.16 Property and Leases.

     Schedule 3.16(a) contains a list of all real property owned by the Companies or any of their respective Subsidiaries and real property leased pursuant to lease agreements set forth on Schedule 3.10(a) (which includes all cell site leases used in the Business) and the address of any such owned real property. The Companies and their Subsidiaries have marketable title to all material owned real property set forth on Schedule 3.16(a), and such owned real property and all cellular switches and cell site towers and equipment affixed thereto and owned by the Companies and their Subsidiaries are free and clear of all Encumbrances, except for (i) materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business, (ii) pledges or deposits to secure obligations under Workers' Compensation laws or similar legislation or to secure public or statutory obligations, (iii) Encumbrances for Taxes or assessments not yet delinquent or being contested in good faith, (iv) imperfections of title and Encumbrances, if any, that do not materially detract from the value, or materially interfere with the use or marketability of the property affected thereby, (v) Encumbrances set forth on the title insurance policies relating to such properties and (vi) rights reserved to or vested in any Governmental Entity to control or regulate any such entity's property or assets in any manner. Each real property site which is a leased cell site or is owned real property set forth on Schedule 3.16(a) has lawful rights of ingress and egress to permit sufficient access to such sites from public roadways, except where the failure to have such rights would not be material. All cellular switches and cell site towers and equipment affixed thereto owned by the Companies and their Subsidiaries are in good operating condition and repair, reasonable wear and tear excepted.

     Section 3.17 Accounts Receivables; Debt. Neither the Companies nor any of their Subsidiaries have sold or assigned any of their respective accounts receivable (whether or not reflected in the Financial Statements) to any third party during the past two years.

     Section 3.18 Affiliate Transactions. Schedule 3.18 lists all written Contracts between the Companies or one of their Subsidiaries and any Affiliates (other than the Companies and one of their Subsidiaries) of Seller.

     Section 3.19 Year 2000 Compliance. Seller has developed a plan (the "Y2K Plan") designed to confirm that all computer software and systems (including hardware, firmware, operating system software, utilities, embedded processors and application's software) used in and material to the Business and owned by Seller, the Companies or their Subsidiaries (the "Systems") are designed to operate during and after the calendar year 2000 to accurately process data (including but not limited to calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including leap year calculations ("Year 2000 Compliant"), and Seller is using its reasonable best efforts to implement the Y2K Plan with respect to the Business in accordance with the terms thereof. Seller has delivered a true and complete copy of the Y2K Plan to Buyer. To the Knowledge of Seller (i) the Y2K Plan, when fully implemented, will render the Systems Year 2000 Compliant in all material respects, (ii) no problems have been identified that are not capable of being remedied which could reasonably be expected to result in the Systems not being Year 2000 Compliant in any material respect and (iii) Seller has, consistent with industry practice, inquired of all of the vendors and suppliers of computer software and systems as to whether such vendors and suppliers are taking reasonable steps to confirm that their systems and software are Year 2000 Compliant and as of the date hereof no material problems have been reported to Seller or any of its Affiliates.

     Section 3.20 Ability to Conduct Business. The (i) assets listed on
Schedule 6.7 (Company Assets) and being transferred to the Companies and their Subsidiaries on or before the Closing Date, (ii) tangible and intangible assets currently leased or owned by the Companies and their Subsidiaries and to be retained by the Companies or any of their Subsidiaries after the Closing Date,
(iii) services to be provided and assets to be made available pursuant to the Ancillary Agreements (which in the case of the Transition Services Agreement shall include only those services and assets set forth on the schedules thereto as in effect on the date hereof) and (iv) services and arrangements and assets set forth on Schedule 3.20 (including those provided by third parties), taken together constitute all of the tangible and intangible assets, services and arrangements that are required to conduct the Business consistent with levels of performance as of the date hereof (it being understood and agreed that nothing set forth in this

Section 3.20 constitutes a representation or warranty that the Business can or will be operated at such performance levels following the Closing Date) or are otherwise used exclusively in the Business. Except for the services and assets provided under the Ancillary Agreements and the Trademark License Agreement and any services and arrangements set forth on Schedule 3.20, no services or assets required to conduct the Business are provided through arrangements with Seller or any of its Affiliates (other than the Companies and their Subsidiaries).

     Section 3.21 Brokers and Finders. None of Seller, the Companies or any of the Companies' respective Subsidiaries or any of their respective Affiliates have employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof.

     Section 3.22 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither Seller, the Companies, any Subsidiary of either of the Companies nor any other Person makes any other express or implied representation or warranty on behalf of Seller, the Companies or any Subsidiary of either of the Companies.

                                  ARTICLE IV

                    Representations and Warranties of Buyer

     Except as set forth in the correspondingly numbered Section of the disclosure schedule delivered by Buyer to Seller on the date of this Agreement (the "Buyer Disclosure Schedule") and except, if not set forth in the correspondingly numbered section of the Buyer Disclosure Schedule, the disclosures therein shall be deemed to be exceptions to the representations and warranties of Buyer to which a reasonable Person would have considered such disclosure to be an exception, Buyer represents and warrants to Seller as follows:

     Section 4.1 Organization and Authority of Buyer and Buyer Parent. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the

State of Delaware; Buyer Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and each of Buyer; and Buyer Parent has all requisite corporate or similar power and authority, and has taken all corporate action necessary in order, to execute, deliver and perform its obligations under this Agreement and, in the case of Buyer, the Ancillary Agreements. This Agreement is a legal, valid and binding obligation of each of Buyer and Buyer Parent, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The execution, delivery and performance of this Agreement by each of Buyer and Buyer Parent does not, and the consummation by Buyer and Buyer Parent of the transactions contemplated hereby will not, constitute or result in (a) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Buyer or Buyer Parent, (b) a breach or violation of, or a default under, a right of early termination, or right of first refusal the acceleration of any obligations or the creation of any Encumbrance on the assets of Buyer or Buyer Parent (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon Buyer or Buyer Parent or (c) assuming compliance with the matters referred to in Sections 3.11 (Consents and Approvals) and 4.2 (Consents and Approvals), a violation of any Law or governmental or non-governmental permit or license to which Buyer or Buyer Parent is subject, except, in the case of clause (b) or (c) above, for any breach, violation, default, acceleration or creation that would not be reasonably likely to either, individually or in the aggregate, be material or materially delay or materially impair the ability of Buyer or Buyer Parent to consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements.

     Section 4.2 Consents and Approvals. Except for the filings, permits, authorizations, consents, approvals and/or notices (a) set forth in Schedule 4.2, (b) required under the HSR Act or (c) required to obtain the Cellular Authorizations, no filings, permits, authorizations, consents, approvals or notices are required to be made or obtained by Buyer or any of its Subsidiaries with or from, as the case may be, any Governmental Entity, in connection with the execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby, except those for which the failure to make or obtain would not be, either individually or in the aggregate, reasonably likely to be material or reasonably likely to prevent, materially delay or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

     Section 4.3 Brokers and Finders. Buyer and its Subsidiaries have not employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof, or if the Closing does not occur.

     Section 4.4 Financial Capability. Buyer has sufficient funds to purchase the Shares on the terms and conditions contemplated by this Agreement and to consummate the transactions contemplated hereby and has sufficient funds to perform its obligations and the obligations of the Companies (including any obligations the Companies may have with respect to their Subsidiaries) after the Closing Date.

     Section 4.5 Securities Act. Buyer is acquiring the Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Buyer acknowledges that the Shares are not registered under the Securities Act or any applicable state securities law, and that such Shares may not be transferred, sold or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

     Section 4.6 Litigation. Except for the Consent Decree, as of the date hereof, there are no (x) decrees, judgments, orders or awards to which Buyer or its properties are subject to or (y) civil, criminal or administrative claims, actions, suits, demands, proceedings or investigations pending or to the Knowledge of Buyer threatened against Buyer or any of its Subsidiaries, at law, in equity or otherwise, in, before, or by, any court or Governmental Entity or authority, except for such decrees, judgments, orders, awards, claims, actions, suits, demands, proceedings, or investigations which would not, in the aggregate, be reasonably likely to prevent, materially delay or materially impair the ability of Buyer to consummate the transactions contemplated hereby.

     Section 4.7 Investigation by Buyer. Buyer acknowledges that it is a sophisticated purchaser of businesses and has been given sufficient access to all information with respect to the Companies and their respective Subsidiaries requested by Buyer and, in entering into this Agreement, has not relied upon anything other than the representations and warranties of Seller set forth in
Article III. Buyer acknowledges that no other representations and warranties of Seller other than as are set forth in Article III are required by Buyer to enter into this Agreement. Buyer acknowledges that none of Parent, Seller, the Companies, the Subsidiaries of the Companies or any other Person shall have any liability with respect to the Confidential Information Memoranda or any information with respect to the Companies or their respective Subsidiaries made available to Buyer prior to the date hereof; provided, that the foregoing shall not limit the scope of any representation or warranty contained in this Agreement or any Ancillary Agreement.

     Section 4.8 Governmental Consents. To the Knowledge of Buyer no issue relating to Buyer or its Affiliates exists that would inhibit Buyer and Seller from promptly obtaining any material Government Consent.

     Section 4.9 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer.

                                   ARTICLE V

                                  Tax Matters

     Section 5.1 Liability for Taxes and Related Matters.

     (a) Seller's Indemnification of Buyer. Seller shall be liable for and shall indemnify Buyer for all Taxes (other than Transfer Taxes, which are provided for in Section 5.2)(i) attributable to, imposed on, or for which the Companies or any of their respective Subsidiaries may otherwise be liable for events occurring or periods ending on or before the Closing Date (except for Tax liabilities attributable to extraordinary events caused by Buyer or any of its Affiliates (including the Companies and any of their Subsidiaries at any time after the time of the Closing) occurring outside of the ordinary course of business on the Closing Date, but after the Closing, and that are not contemplated by this Agreement), (ii) with respect to any taxable year or period beginning on or before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date (except for Tax liabilities attributable to extraordinary events caused by Buyer or any of its Affiliates (including the Companies and any of their Subsidiaries at any time after the time of the Closing) occurring outside of the ordinary course of business on the Closing Date, but after the Closing, and that are not contemplated by this Agreement), and (iii) attributable to any Section 338(h)(10) Election.

     (b) Buyer's Indemnification of Seller. Buyer shall be liable for and indemnify Seller for the Taxes of the Companies or any of their respective Subsidiaries for any taxable year or period that begins after the Closing Date and, with respect to any taxable year or period beginning on or before and ending after the Closing Date, the portion of such taxable year or period beginning after the Closing Date. Buyer shall be entitled to any refund of Taxes of the Companies or any of their respective Subsidiaries received for such periods. Buyer shall also be liable for and indemnify Seller for any and all Tax liabilities attributable to extraordinary events caused by Buyer or any of its Affiliates (including the Companies and any of their Subsidiaries at any time after the time of the Closing) occurring outside of the ordinary course of business on the Closing Date, but after the Closing, that are not contemplated by this Agreement.

     (c) Taxes for Short Taxable Year. For purposes of subsections (a) and (b) of this Section 5.1, whenever it is necessary to determine the liability for Taxes of the Companies or any of their Subsidiaries for a portion of a taxable year or period that begins on or before and ends after the Closing Date, the determination of the Taxes of the Companies or any of their respective Subsidiaries for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date generally shall be determined by assuming that each of the

Companies and their Subsidiaries had a taxable year or period which ended on the Closing Date.

     For purposes of this Section 5.1(c), in the case of any Taxes (other than Transfer Taxes) that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, receipts or the sale or transfer of any property, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income, receipts or the sale or transfer of any property, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date (except that Tax liabilities attributable to extraordinary events caused by Buyer or any of its Affiliates (including the Companies and any of their Subsidiaries at any time after the time of the Closing) occurring outside of the ordinary course of business on the Closing Date, but after the Closing, and that are not contemplated by this Agreement shall be borne by Buyer).

     (d) Partnership Subsidiaries. For purposes of subsections (a), (b) and (c) of this Section 5.1, any liability to indemnify or right to refund with respect to a Tax imposed on a Subsidiary that is a partnership shall be limited to the Subsidiary's liability for Taxes or right to refund of Taxes multiplied by the percentage used to allocate the Subsidiary's taxable income (i) to Seller and its Affiliates for purposes of subsection (a), and (ii) to Buyer and its Affiliates for purposes of subsection (b) unless the relevant taxing authority actually collects additional Taxes from one of the Companies or one of their Subsidiaries because such Company or Subsidiary is general partner of a Subsidiary that is a partnership, and such Company or Subsidiary is actually unable to collect such Taxes from another partner (in which case the liability of Buyer or Seller, as the case may be, shall not be limited by such percentage).

     (e) Adjustment to Purchase Price. Any payment made to Buyer or Seller under this Article V will be treated as an adjustment to the Purchase Price.

     (f) Carrybacks. Following the Closing, Buyer and the Companies shall, to the extent permissible, waive the right to carryback any losses, credits or similar items attributable to the Companies and from a taxable year or period that begins after the Closing Date to a taxable year or period that ends on or before the Closing Date.

     (g) Tax Returns. Seller shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to any of the Companies or any of their Subsidiaries for taxable years or periods ending on or before the Closing Date and shall pay any Taxes due in respect of such Tax Returns. Buyer shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Companies or any of their respective Subsidiaries for taxable years or periods ending after the Closing Date and shall remit any Taxes due in respect of such Tax Returns. With respect to any Tax Return required to be filed by Buyer or Seller with respect to the Company and Subsidiaries and as to which an amount of Tax is allocable to the other party under Section 5.1(a) or (b) hereof, the filing party shall provide the other party with a copy of such completed Tax Return and a statement certifying the amount of Tax shown on such Tax Return that is allocable to such other party pursuant to the principles of this Section 5.1, together with appropriate supporting information and schedules, at least 20 Business Days prior to the due date (including any extension thereof) for the filing of such Tax Return (or in any event as soon as practicable) and such other party shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return. Tax Returns of the Companies and their Subsidiaries not yet filed for any taxable period that begins on or before the Closing Date shall be prepared in a manner consistent with past practices employed with respect to the Companies and their Subsidiaries, except (x) to the extent counsel for the filing party determines there is no reasonable basis in law therefor, (y) to the extent there would be no material adverse consequences to the non-filing party or its Affiliates, or (z) in the case that the filing party obtains the non-filing party's prior written consent (which consent shall not be unreasonably withheld or delayed). Payment by Buyer and Seller of any amounts due under this Article V in respect of Taxes shall be made (i) at least 10 Business Days before the due date of the applicable estimated or final Tax Return required to be filed by Buyer for a period ending after the Closing Date for which Seller is responsible for Taxes under Section 5.1(a), without regard to whether the Tax Return shows a net Tax due for such period, and (ii) within 3 Business Days following an agreement between Buyer and Seller that an indemnity amount is payable, an assessment of a Tax (which has not been disputed within the prescribed time) by a taxing authority, or a "determination" as defined in
Section 1313(a) of the Code.

     (h) Contest Provisions. (i) Buyer shall promptly notify Seller in writing upon receipt by Buyer, any of its Affiliates or the Companies or any of their respective Subsidiaries of written notice of any pending or threatened federal, state, local or foreign Tax audits, claims for Taxes or assessments which may affect the Tax liabilities of the Companies or any of their respective Subsidiaries for which Seller would be required to indemnify Buyer pursuant to
Section 5.1(a) or Section 5.1(i), provided that failure to comply with this provision shall not affect Buyer's right to indemnification hereunder except to the extent Seller shall be prejudiced thereby.

          (ii) Subject to the provisions of Section 5.1(h)(iii), Seller shall have the sole right to represent the Companies or any of their respective Subsidiaries' interests in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense.

          (iii) With respect to a proposed adjustment for a period in which both Seller and Buyer could be liable, (A) each party may participate in the audit or proceeding, and (B) that portion of the audit or proceeding shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future taxable periods. The party not controlling such audit or proceeding may, with the written consent of the other party and at its sole expense, assume control of such audit or proceeding.

          (iv) Neither Buyer nor Seller shall enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding which would adversely affect the other party for a particular taxable year without the written consent of the other party, which consent may not be unreasonably withheld. Buyer and Seller agree to cooperate, and Buyer agrees to cause the Company to cooperate, in the defense against or compromise of any claim in any audit or proceeding.

     (i) Breach of Article V Representation or Obligation. Each of Buyer and Seller shall indemnify the other for any Losses, Taxes or loss of Tax benefits that result from or are attributable to a breach of a representation or a failure to perform obligations set forth in this Article V. If a liability under this Article V is in respect of costs or expenses other than Taxes, payment by Buyer or Seller of any amounts due under this Article V shall be made within 5 Business Days after the date when the indemnifying party is notified by the indemnified party that the indemnified party has a liability for the determinable amount under this Article V and is provided with calculations or other materials supporting such liability.

     Section 5.2 Transfer Taxes. Notwithstanding the provisions of Section 5.1, all excise, sales, use, transfer, documentary filing and other similar Taxes which may be imposed or assessed as a result of Buyer's acquisition of the Shares ("Transfer Taxes") shall be borne 50% by Buyer and 50% by Seller.

     Section 5.3 Information to be Provided by Buyer. With respect to any taxable year of the Companies or any of their respective Subsidiaries for which Seller is required to file a Tax Return pursuant to Section 5.1(g) hereof and for the period prior to the Closing Date in any taxable year of the Companies or any of their respective Subsidiaries in which the Closing occurs, Buyer shall promptly cause the Companies or any of their respective Subsidiaries to prepare and provide to Seller a package of tax information materials (the "Tax Package"), which shall be completed in accordance with past practice of the Companies or the relevant Subsidiary including past practice as to providing the information, schedules and work papers and as to the method of computation of separate taxable income or other relevant measure of income. Buyer shall cause the Tax Package for the portion of the taxable period ending on the Closing Date to be delivered to Seller within 120 days after the Closing Date.

     Section 5.4 Assistance and Cooperation. After the Closing Date, each of Seller and Buyer shall:

     (a) assist (and cause their respective Affiliates to assist) the other party in preparing any Tax Returns or reports for which such other party is responsible for preparing and filing in accordance with this Article V;

     (b) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Companies or any of their respective Subsidiaries;

     (c) make available to the other party and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Companies or any of their respective Subsidiaries;

     (d) provide timely notice to the other party in writing of any pending or threatened Tax audits or assessments of the Companies or any of their respective Subsidiaries for taxable periods for which the other may have a liability under this Article V; and

     (e) furnish the other party with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

     Section 5.5 Miscellaneous.

     (a) Any Tax sharing agreement or arrangement to which any of the Companies or their Subsidiaries are a party (which shall not be construed to include partnership agreements) shall be terminated as of or prior to the Closing Date and, after the Closing Date, none of the Companies or any of their Subsidiaries shall be bound thereby or have any liability thereunder.

     (b) Buyer and Seller agree to consistently treat any transactions involving the Companies or their respective Subsidiaries that occur on the Closing Date as properly allocable to Buyer's or Seller's Tax Returns, as the case may be, for all Tax purposes, consistent with this Article V.

     Section 5.6 Section 338(h)(10); Alternative Transaction Structure.

     (a) Election. Subject to Section 6.20, Seller shall timely make a joint election with Buyer under Section 338(h)(10) of the Code with respect to the purchase of the Companies and their Subsidiaries (which are taxed as corporations for United States Federal Income Tax purposes) and under any similar provisions of state, local or foreign law (the "Section 338(h)(10) Election"). If the Section 338(h)(10) Election is made, Seller represents that its sale of the shares of the Companies and such Subsidiaries is eligible for, and Buyer represents that it is qualified to make, such Section 338(h)(10) Election.

     (b) Forms. If a Section 338(h)(10) Election is made or an Alternative Transaction is effected, Seller and Buyer shall within the later of (i) 150 days after the Closing Date and (ii) 30 days after the determination of the Post-Closing Adjustment under Section 2.5 (but, in any event, before the time required to file any required form) exchange completed and executed copies of Internal Revenue Service Form 8023 (or any other required form), required schedules thereto, and any similar state, local and foreign forms. If any changes are required in these forms as a result of information which is first available after the Closing Date, the parties will promptly agree on such changes. If the Section 338(h)(10) Election is made or an Alternative Transaction is effected, Buyer and Seller shall report, in connection with the determination of income, franchise, or other Taxes measured by net income, the transactions being undertaken pursuant to this Agreement in a manner consistent with the Section 338(h)(10) Election or the Alternative Transaction, as the case may be (unless otherwise required by Law).

     (c) Allocation of Purchase Price. Seller and Buyer will appoint an appraiser to determine a purchase price and the allocation of that purchase price among the assets that (i) are deemed to have been acquired pursuant to
Section 338(h)(10) of the Code or any state or foreign law equivalent, or (ii) are or are deemed to have been acquired in the Alternative Transaction, as the case may be. Buyer and Seller shall use the asset values determined from such allocation for purposes of all reports and returns with respect to Taxes, including Internal Revenue Service Form 8594 if applicable, or any equivalent statement.

     (d) If a Section 338(h)(10) Election is made, or the Alternative Transaction is effected, Seller shall use its best efforts to ensure that each entity in which it owns a direct or indirect interest, and which is taxed as a partnership for United States income tax purposes, will have made an election under Section 754 of the Code, if such election is not already in effect.

     Section 5.7 Survival of Obligations. The representations and obligations of the parties set forth in this Article V shall be unconditional and absolute, and shall survive the Closing until the expiration of the relevant statute of limitations (including any waivers or extensions thereof) with respect to such matters and shall expire at such time.

                                  ARTICLE VI

                             Certain Covenants and
                        Agreements of Seller and Buyer

     Section 6.1 Access and Information.

     (a) Prior to Closing, Seller shall permit Buyer and its representatives to have reasonable access, during regular business hours and upon reasonable advance notice, to Seller, the Companies and their respective Subsidiaries and to the officers of Seller, the Companies and their respective Subsidiaries for the purpose of obtaining information about the Business, to the extent that such access does not materially interfere with the business of Seller, the Companies or their Subsidiaries; provided, that Buyer and such representatives comply with the confidentiality obligations contained herein and in the Confidentiality Agreement; and provided, further, that the foregoing shall not (i) require Seller to permit any inspection, or to disclose any information, that in its reasonable judgment would result in any violation of Law or the disclosure of any trade secrets of third parties or trade secrets of Parent or Seller unrelated to the Companies and their respective Subsidiaries and the Business, or violate any of Seller's, the Companies' or any of their respective Subsidiaries' obligations with respect to confidentiality if

Seller shall have used reasonable best efforts to obtain, but shall not have been successful in obtaining, the consent of such third party to such inspection or disclosure or (ii) require any disclosure by Seller, the Companies or any of their Subsidiaries that could, as a result of such disclosure, have the effect of causing the waiver of any attorney-client privilege.

     (b) In the event of the termination of this Agreement, Buyer, at its own expense, shall promptly, and shall use its reasonable best efforts to cause its agents to, deliver (without retaining any copies thereof) to Seller, or (at Seller's option) confirm in writing to Seller that they have destroyed, all information furnished to Buyer or its representatives or agents by Seller, the Companies or any of their respective Subsidiaries or any of their respective agents, employees or representatives as a result hereof or in connection herewith in their possession, whether so obtained before or after the execution hereof, and all analyses, compilations, forecasts, studies or other documents prepared by Buyer or its representatives which contain or reflect any such information. Buyer shall at all times prior to the Closing Date, and in the event of termination of this Agreement, cause any information so obtained to be kept confidential and will not use, or permit the use of, such information in its business or in any other manner or for any other purpose except as contemplated hereby and except as required by Law.

     (c) In addition to the confidentiality arrangements contained herein, all information provided or obtained in connection with the transactions contemplated by this Agreement (including pursuant to clause (a) above and clause (e) below) shall be held by Buyer in accordance with and subject to the terms of the Confidentiality Agreement, dated January 15, 1999, between Buyer Parent and Parent (the "Confidentiality Agreement"); provided, that from and after the Closing, Buyer and its Affiliates may use such information in conducting their business, including for purposes of transition. In the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement shall govern.

     (d) For a period of two years after the Closing Date Seller agrees to, and agrees to use reasonable best efforts to cause its agents, representatives and Affiliates to (i) except as otherwise required by Law, treat and hold as confidential any information relating to trade secrets, processes, patent and trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and any other confidential information relating to the Business, the Companies and each Subsidiary of the Companies and (ii) not to use any of the confidential information described above for the purpose of soliciting any customer of or otherwise competing with the Business. Except as otherwise expressly permitted by this Agreement or otherwise required by Law, following the termination of the Transition Services Agreement, Seller agrees to use its reasonable efforts to return to the Companies or destroy all confidential information referred to above that exclusively concerns the Business.

     (e) Subject to the provisos set forth in subsection (a) above, prior to the Closing Seller agrees to keep Buyer reasonably informed, on a current basis, about significant developments in the business, operations, assets, liabilities or financial condition of the Companies and their respective Subsidiaries other than changes affecting the Commercial Mobile Radio Service industry generally and changes in the general economic condition of the Chicago Market or Central Illinois Market. Without limiting the generality of the foregoing, but subject to the provisos set forth in subsection (a) above, Seller shall, and shall cause Companies and their Subsidiaries to (a) deliver to Buyer on a monthly basis through the Closing Date financial statements for the Illinois SMSA Limited Partnership, Chicago SMSA Limited Partnership and Illinois RSA 6 and 7 Limited Partnership in the format used to prepare the quarterly financial reports for partners in such partnership.

     (f) During the period beginning on the date hereof and ending on the Closing Date, Seller shall cause the Companies and their Subsidiaries to provide notice to Buyer if Seller, the Companies or any of their Subsidiaries receive written notice from any Governmental Entity alleging the material violation of any applicable Environmental Law which affects the Business or any of its properties.

     Section 6.2 Conduct of Business. During the period from the date hereof to the Closing, except (x) as otherwise expressly contemplated by this Agreement,
(y) as set forth on Schedule 6.2, or (z) as Buyer shall otherwise agree in writing (such agreement not to be unreasonably withheld or delayed), Seller covenants and agrees that it shall and shall cause the Companies and their respective Subsidiaries to operate the Business in the ordinary course consistent with past practice and to use reasonable best efforts to preserve intact the business and relationships of the Business, the Companies and their respective Subsidiaries with third parties including distributors, and Seller shall not (to the extent relating exclusively to the Business) and shall cause the Companies and their respective Subsidiaries to not:

          (i) enter into any lease or sublease agreements with an Affiliate except with respect to collocation of paging systems in the form provided to Buyer by Seller on the date hereof;

          (ii) sell, lease or otherwise dispose of any capital assets for consideration in excess of $500,000 individually or $5,000,000 in the aggregate during any twelve month period;

          (iii) except in the ordinary course of business consistent with past practice and in an amount not to exceed $1,000,000 in the aggregate, incur or assume any indebtedness for borrowed money or guarantee any such obligations that is not satisfied prior to Closing;

          (iv) except as required by Law or any collective bargaining agreement or as a result of any change or modification to a Benefit Plan not principally related to the Companies or their respective Subsidiaries, grant material salary or wage increases, enter into any employment contracts, or modify, amend or terminate any Benefit Plan in any manner that materially increases the amount of the liability attributable to the Companies or their Subsidiaries in respect of such plan;

          (v) issue, sell, pledge, dispose of or encumber, repurchase or redeem any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of its capital stock or the capital stock or other equity interests of its Subsidiaries;

          (vi) in any material respect amend their respective certificates of incorporation, by-laws, partnership agreements or other similar organizational documents, except as required pursuant to the terms thereof;

          (vii) split, combine or reclassify their respective outstanding shares of capital stock;

          (viii) merge or consolidate with any other Person or acquire assets of any other Person outside of the ordinary course of business with a fair market value in excess of $10,000,000 individually or in the aggregate, except for any transaction between the Companies and their Subsidiaries;

          (ix) make any material loan, advance or capital contributions to or investments in any Person except for loans, advances or capital contributions to or investments in Subsidiaries or other Persons in which the Companies or their Subsidiaries hold equity interests or capital contributions required under the organizational documents of the Subsidiaries or the other Persons in which the Companies or their Subsidiaries hold equity interests;

          (x) (1) enter into any Contract that, if existing on the date hereof, would be required to be listed on Schedule 3.18 or Schedule 3.10(a) pursuant to clauses (i), (ii), (vii), (xii) or (xiv) of Section 3.10; or
     (2) other than in the ordinary course of business, terminate, cancel, waive or fail to exercise rights to renew or extend (a) any Contract which is both material and described in (A) Section 3.18 (Affiliate Agreements), if and to the extent such Contract is anticipated, pursuant to this Agreement, to be in effect for the benefit of the Companies and/or their Subsidiaries following the Closing or (B) clauses (i), (ii), (iv), clause (vi) as it relates to leases of cell sites, (vii) and (xi) of Section 3.10 or (b) the Contracts listed on Schedule

     3.10(a) pursuant to clauses (viii) and (ix) of Section 3.10;

     For purposes of this clause (x), any Contract that, in accordance with
     Section 6.7 or Section 6.14, will on or prior to the Closing Date be transferred or assigned, in whole or in part, to the Companies, shall, when entered into, waived or modified by Seller or an Affiliate of Seller for or on behalf of the Companies, be deemed to have been entered into, waived or modified by the Companies;

          (xi) make any material change in accounting policies or procedures, other than actions in the ordinary course of business consistent with past practice or except as required by GAAP;

          (xii) pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its officers or directors or, if material, to Affiliates outside of the ordinary course of business except for directors' fees or compensation to officers;

          (xiii) initiate communications with customers of the Business with respect to this transaction except as required by Law or in accordance with communications plans developed in consultation with Buyer;

          (xiv) fail to initiate appropriate steps to renew any Communications License that is scheduled to terminate within 30 calendar days after the Closing Date unless such failure would not be material;

          (xv) create any material Encumbrance on any material asset other than in the ordinary course of business consistent with past practice;

          (xvi) make any material Tax election or adopt a method of Tax accounting that is inconsistent with elections made or methods used in prior periods that would result in a material adverse consequence to Buyer, the Companies or their Subsidiaries after the Closing (including without limitation any deferral of income or acceleration of Tax benefits); or

          (xvii) authorize or enter into an agreement to do any of the foregoing.

     Notwithstanding the foregoing in this Section 6.2, to the extent Seller, the Companies or their Subsidiaries are required to take, or forbear from taking, any action as a result of (x) conditions imposed on Parent, SBC or any of their Subsidiaries by any Governmental Entity in connection with the Merger or (y) fiduciary duties to third parties, and such action or forbearance would otherwise violate any provision of this Section 6.2, such action or forbearance shall not be deemed to constitute a breach of Section 6.2 except for purposes of
Article VII. If reasonably practicable, Seller shall provide Buyer with notice prior to taking or forebearing to take any such action pursuant to the preceding sentence or, if not practicable, as promptly as reasonably practicable, after taking or forebearing to take any such action.

     Section 6.3 Registrations, Filings and Consents. (a) Seller and Buyer shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) all their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the transactions contemplated by this Agreement. Seller and Buyer agree to use their respective best efforts to provide any information requested by any Governmental Entity pursuant to the Consent Decree. In addition to the foregoing, Seller and Buyer agree to use their respective best efforts to file promptly and in any event within 25 Business Days following the date of this Agreement (i) all documentation, filings and other documents necessary to obtain (x) a Certificate of Convenience and Necessity and (y) a Certificate of Authority, in each case to enable it to conduct the operations of the Companies or any of their respective Subsidiaries from and after the Closing, (ii) the notification and report form, if any, required for the transactions contemplated by this Agreement and any supplemental information required in connection therewith pursuant to the HSR Act, and (iii) any required application, report or other filing or request for approval or notifications with the FCC and any state regulatory authority from whom consent or clearance is required to be obtained in connection with the transactions contemplated hereby; provided, that neither Buyer nor Seller shall be deemed to be in breach of this Agreement if any such filing is not made within 25 Business Days. Subject to applicable Laws relating to the exchange of information, Buyer and Seller shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Seller or the Companies or Buyer, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Buyer and Seller shall act reasonably and as promptly as reasonably practicable.

     (b) Buyer and Seller each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Seller, the Companies, Buyer or any of their respective Subsidiaries or Affiliates to any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement.

     (c) Buyer and Seller each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Buyer or Seller, as the case may be, the Companies or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement (other than the Merger).

     (d) Without limiting the generality of the undertakings pursuant to this
Section 6.3, Seller (in the case of clauses (i) and (iii)) and Buyer (in all cases set forth below) agree to take or cause to be taken, including by causing its Affiliates to take, the following actions: (i) provide promptly to any and all federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust laws or telecommunications laws (each a "Government Regulatory Entity") information and documents requested by any Government Regulatory Entity or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement; (ii) the proffer by Buyer of its willingness (w) to sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, such interests in overlapping wireless properties as the relevant Government Regulatory Entity may require or (x) to hold separate its interests in the Companies and their Subsidiaries pending the sale or other disposition of such interests in such overlapping wireless properties or another resolution of the pertinent overlaps satisfactory to the relevant Governmental Entity, and (y) in the case of either
(w) or (x), to accept as conditions to relevant approvals requirements that it agree in the future to take the steps contemplated by clauses (w) and (x) above in the event it acquires such interests in such overlapping wireless properties and, (z) in the case of either (w) or (x), to accept as conditions to relevant approvals general requirements that it operate the Business in a vigorous, competitive manner and similar qualitative conditions (including in each case
(w), (x), (y) or (z) above, using reasonable best efforts to enter into agreements or stipulations with the relevant Government Regulatory Entity reflecting the foregoing in any such case, no later than 220 days from the date hereof), if such action(s) shall be reasonably necessary to obtain any consent required from the relevant Government Regulatory Entity or to prevent or avoid the commencement of a proceeding to delay, restrain, enjoin or otherwise prohibit consummation of the transactions contemplated hereby by any Government Regulatory Entity; and (iii) take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated by the terms of this Agreement unlawful or that would prevent or delay consummation of the transactions contemplated hereby, any and all steps (including the appeal thereof, the posting of a bond or the taking by Buyer of the steps contemplated by clause (ii) of this paragraph) necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement; provided, that nothing, set forth in this Section 6.3 shall be deemed to require Seller to take any action that it concludes in its sole discretion is reasonably likely to materially reduce the benefits either SBC or Parent expects to realize from the Merger.

     Section 6.4 Employee Benefit Plans. (a) Buyer agrees that, for a period of at least 12 months following the Closing Date, it shall, or it shall cause the Companies and their respective Subsidiaries to, provide the Transferred Employees with employee compensation and benefit plans, programs and policies that will provide a level of benefits to employees of the Companies and their respective Subsidiaries who are employees as of the Closing Date that are substantially comparable in the aggregate to the Benefit Plans listed on
Schedule 3.14(a) as in effect on the date hereof.

     (b) Effective as of the Closing Date, Buyer shall, or it shall cause the Companies or their respective Subsidiaries to, establish a plan or program (the "Mirror Severance Plan") that is substantially identical to the Parent Management Employees Severance Pay Plan ("Management Severance Plan") in eligibility to participate, eligibility for benefits and amount of benefits, provided that benefits under the Mirror Severance Plan may be payable either from corporate assets or from a qualified plan in the sole discretion of Buyer in accordance with applicable Law. All Transferred Employees who, as of the Closing Date, are covered by the Management Severance Plan shall become covered under the Mirror Severance Plan immediately after the Closing Date and shall remain covered for a period of at least twenty-four months following the Closing Date, irrespective of whether any Transferred Employee is thereafter transferred or otherwise re-assigned by Buyer to another Affiliate of Buyer, the Companies or their respective Subsidiaries during such twenty-four month period. The parties hereto agree that employees whose functions are primarily related to the Business who were hired prior to May 11, 1998 and who are promoted or transferred from within Seller's controlled group in the ordinary course of business to positions which would otherwise qualify them to participate in the Management Severance Plan shall be permitted to be covered under the Management Severance Plan after the date hereof. For any severance of a Transferred Employee that occurs during a period of at least twenty-four months following the Closing Date, the Mirror Severance Plan shall pay severance benefits, if any, to such Transferred Employee equal to the severance benefits to which such Transferred Employee would have been entitled under the Management Severance Plan under the same circumstances, recognizing for this purpose all service and compensation that would have been recognized by Seller and its Affiliates under the Management Severance Plan in addition to compensation and service credited through employment with the Buyer, its Affiliates or the Companies, their respective Subsidiaries or any successor thereto after the Closing Date. For any Designated Employee (as defined in Section 6.13 (Employees)) entitled to receive severance benefits under the Mirror Severance Plan, as determined by Buyer pursuant to a good faith interpretation of the Mirror Severance Plan, Seller shall reimburse Buyer for: (i) the difference (if any) between the benefits paid under the Mirror Severance Plan and the benefits (if any) that would have been payable to such Designated Employee if covered under Buyer Parent's standard severance pay plans for comparable employees (such as an ISEP program), in each case after giving credit for time of service and compensation for employment with Seller and its Affiliates and Buyer and its Affiliates and (ii) any attorneys' fees and other litigation expenses incurred with respect to a claim for severance benefits payable under the terms of the Mirror Severance Plan; it being understood that for purposes of this clause (ii) such terms regarding attorneys' fees shall be substantially identical to those of the Management Severance Plan; provided, however, that Seller shall not be obligated to provide such reimbursement under clauses (i) and (ii) of this Section 6.4(b) with respect to an individual Designated Employee in the event that Buyer has not satisfied its obligations under Section 6.13(a) with respect to such individual Designated Employee. For purposes of this Section 6.4(b), Buyer and Seller agree that, under a good faith interpretation of the terms of the Management Severance Plan (and the Mirror Severance Plan), no severance liabilities shall arise with respect to the Designated Employees solely as a result of the transaction contemplated by this Agreement. Seller shall make such reimbursements within 30 days after Buyer sends a reasonably detailed invoice to Seller. Reimbursements pursuant to the preceding sentence of this Section 6.4(b) shall not be subject to the Deductible set forth in Section 9.1 (Survival of Representations, Warranties, Covenants and Agreements; Knowledge of Breach). While the parties agree that market dynamics and business conditions may change, Buyer hereby confirms its present intention to operate the Businesses as a going concern and further confirms that it has no present intention to lay off or otherwise terminate the Transferred Employees without cause.

     (c) Transferred Employees shall be given credit for all service with the Companies, their respective Subsidiaries, Parent and Seller and their respective Affiliates (including any other service credited for purposes of the Benefit Plans) under all employee benefits plans, programs and policies of Buyer in which they become participants, to the extent such service was recognized under Seller's or its Affiliates' comparable benefit plans, solely for purposes of eligibility, vesting, vacation entitlement and severance benefits. Buyer shall cover Transferred Employees in a medical, dental and health plan maintained by Buyer or any of its Subsidiaries effective as of the Closing Date and Buyer shall cause such plan to (i) waive any preexisting condition limitations for conditions covered under the applicable medical, health or dental plans of Parent which cover the Companies and their respective Subsidiaries and (ii) honor any deductible and out-of-pocket expenses incurred by such employees and their beneficiaries under the applicable medical, health or dental plans of Parent which cover the Companies and their respective Subsidiaries during the portion of such calendar year preceding the Closing Date. If Transferred Employees become eligible to participate in a group term life insurance plan maintained by Buyer or any of its Subsidiaries in the year in which the Closing Date occurs, Buyer shall cause such plan to waive any medical certification for such employees up to the amount of coverage the employees had under the life insurance plan of Seller and its Affiliates (but subject to any limits on the maximum amount of coverage under Buyer's life insurance plan).

     (d) Effective as of the Closing Date, Buyer shall take all actions necessary to cause the defined contribution plan designated by Buyer (the "Buyer Savings Plan") to permit each Transferred Employee who is a participant in the Parent Savings Plan for Salaried Employees or the Parent Savings and Security Plan for Non-Salaried Employees (collectively, the "Seller Savings Plan") as of the Closing Date to effect a direct rollover of the taxable portion of such participant's accrued benefits under the Seller Savings

Plan to the Buyer Savings Plan. In connection with any such direct rollover elected by any such Transferred Employee, Buyer shall allow any such employee's outstanding loan and related promissory note under the Seller Savings Plan to be directly rolled-over into the Buyer Savings Plan.

     (e) Buyer agrees that it shall cause bonus payments to be made to the bonus-eligible Transferred Employees (as determined by Seller) for performance in the calendar year in which the Closing occurs, based upon (i) for the portion of the calendar year through the Closing Date, each eligible Transferred Employee's total target bonus in effect immediately prior to the Closing Date, adjusted by reference to the financial performance of Parent, Seller and/or Parent's Affiliates, as the case may be, that would have applied to adjust such Transferred Employee's target bonus had the Transferred Employee remained employed by Seller or any of its Affiliates through the payment date prorated through the Closing (as directed by Seller) and (ii) for the portion of the calendar year following the Closing Date, the cash incentive payment determined by Buyer, in its discretion, provided however, that each bonus-eligible Transferred Employee's total target bonus for the calendar year in which the Closing occurs shall be no less than was established by Seller. Such payments shall be made by Buyer as soon as practicable after Buyer is informed by Seller of the bonus amounts or the rate of payout (e.g., 100% of target, 120% of target, etc.) being paid by Seller. If the Closing Date occurs in the calendar year 2000 prior to the date on which the bonus-eligible Transferred Employees' bonuses based on 1999 performance are paid, Buyer also agrees that it shall cause bonus payments to be made to each bonus eligible Transferred Employee in an amount equal to the bonus payment which such Transferred Employee would have received had such Transferred Employee remained employed with Seller or its Affiliates on such payment date. Such payments shall be made by Buyer as soon as practicable after Buyer is informed by Seller of the bonus amounts. Seller agrees that the Closing Working Capital shall reflect the portion of such bonus amounts accrued, solely for accounting purposes, and not paid as of the Closing Date for the Transferred Employees at target (the "Seller's Accrual"). To the extent that the Seller's Accrual is less than the sum of (i) the actual amounts payable by Buyer in respect of bonus payments under this Section 6.4(e) with respect to the calendar year in which the Closing occurs, divided by 365 and multiplied by the number of days in the calendar year in which the Closing occurs elapsed through the Closing Date, and (ii) if the Closing occurs in calendar year 2000, the amount, if any, of any 1999 bonuses not paid prior to Closing, Seller shall reimburse Buyer for such shortfall. To the extent that the Seller's Accrual taken into account in determining Closing Working Capital is in excess of the sum of (i) the actual amount payable by Buyer in respect of bonus payments under this Section 6.4(e) with respect to the calendar year in which the Closing occurs, divided by 365 and multiplied by the number of days in the applicable calendar year in which the Closing occurs elapsed through the Closing Date, and
(ii) if the Closing occurs in calendar year 2000, the amount, if any, of any 1999 bonuses not paid prior to the Closing, Buyer shall reimburse Seller for such surplus.

     (f) Seller or Parent, as applicable, shall retain sponsorship of the Benefit Plans following the Closing Date. Following the Closing Date, the Companies and their respective Subsidiaries shall not be participating employers in any of the Benefit Plans and shall have no further liabilities with respect to the Benefit Plans. Except as provided in the financial statements underlying the Closing Working Capital or Closing Long Term Liabilities, there shall be no transfer of assets or liabilities with respect to the Benefit Plans. Seller or Parent shall be responsible for "qualifying events" within the meaning of
Section 603 of ERISA or Section 4980B(f) of the Code that occur on or before the Closing Date and for any continuation coverage resulting from such qualifying events.

     Section 6.5 Retention of Books and Records. Buyer shall cause the Companies and their respective Subsidiaries to retain, until all applicable tax statutes of limitations (including periods of waiver) have expired, all books, records and other documents pertaining to the Companies and their respective Subsidiaries that relate to the period prior to the Closing Date that are required to be retained under current retention policies of Buyer and to make the same available after the Closing Date for inspection (at an office of the Companies or any of their respective Affiliates designated by Seller) and copying by Seller or its agents at Seller's expense, during regular business hours and upon reasonable request and upon reasonable advance notice. After the expiration of such period, no such books and records shall be destroyed by Buyer if Seller has previously requested in writing (with reasonable detail) that such books and records be preserved. Seller agrees that such records will be kept strictly confidential and used only for tax or litigation purposes.

     Section 6.6 Consent Decree. Buyer acknowledges that the conditions to the consummation of the transactions contemplated by this Agreement may not be satisfied or waived at the Effective Time (as defined in the Merger Agreement) and that the Consent Decree effectively requires Parent in connection with the consummation of the Merger to transfer the Shares to a Person to hold the Shares following the Effective Time for the primary purpose of disposing of the Shares (a "Permitted Shares Transferee"). Buyer agrees that Seller may, subject to
Section 10.4, assign title to the Shares to a Permitted Shares Transferee in accordance with the terms of the Consent Decree. Buyer acknowledges that it has been provided with a copy of the Consent Decree and agrees to be bound by the provisions of Section X thereof as if Buyer were a "defendant" therein. Buyer agrees that, notwithstanding anything else in this Agreement to the contrary, to the extent Seller, the Companies or their Subsidiaries are required to take or forbear from taking, any action in connection with the requirements of the Consent Decree or to avoid acting in violation of the Consent Decree, and such action or forbearance would otherwise violate this Agreement, such action or forbearance shall not be deemed to constitute a violation of this Agreement for any purpose other than Article VII.

     Section 6.7 Company Assets. On or before the Closing Date, as applicable, either Seller shall, subject (in the case of any Contracts listed thereon) to
Section 6.14, transfer the assets set forth on Part A of Schedule 6.7 to the Companies or their Subsidiaries or Seller shall cause the Companies or their Subsidiaries to transfer the assets set forth on Part A of Section 6.7 of the Seller Disclosure Schedule to Seller or its Affiliates. Buyer and Seller acknowledge and agree that the transactions described on Part B of Schedule 6.7 shall be consummated substantially in accordance with Schedule 6.7 and by the times described therein.

     Section 6.8 Intellectual Property. Buyer acknowledges and agrees that nothing in this Agreement grants or shall be deemed to grant to Buyer, the Companies or their Affiliates any license to, or transfer of ownership interests in, any patents, copyrights or trade secrets of

Parent or any of its Affiliates other than the Companies and their Subsidiaries.

     Section 6.9 Resignations. Seller shall deliver to Buyer the resignations of all directors of the Companies and their respective Subsidiaries from their position as directors of the Companies or their respective Subsidiaries, as the case may be, at or prior to the Closing Date.

     Section 6.10 Partnership Agreements. Until the Closing, Seller agrees to cause the Companies and their Subsidiaries to comply with the provisions contained in the organizational documents of the Persons in which the Companies and their Subsidiaries (including, in the case of the Companies, the Subsidiaries of the Companies) have a direct or indirect equity interest (including any provisions relating to transfer restrictions). Seller agrees that it will not, without the consent of Buyer, take any action not required by Law or the terms of the applicable partnership agreement with respect to determining or agreeing to the price or other terms for the purchase of any partnership interest in connection with any change of control. Seller and Buyer further agree that if the transactions contemplated by this Agreement result in any sale of a partnership interest after the Closing and Seller receives any proceeds in connection with a partnership interest owned by the Buyer, then Seller shall deliver any proceeds received in respect of such partnership interest to Buyer and against delivery of the partnership interest to the person entitled to receive such partnership interest.

     Section 6.11 Litigation. (a) From and after the Closing, Buyer and its Subsidiaries, on the one hand, and Seller and its Subsidiaries on the other shall give to one another and their respective representatives reasonable access, during normal business hours and upon reasonable advance notice, to their Subsidiaries, to their officers, directors and employees and their respective books and records in connection with all matters arising from, in connection with or relating to any claim, suit, investigation or proceeding relating to the business of the Companies or their Subsidiaries and for which the party seeking information or access may (after the Closing) have any liability (including liability through indemnification).

     (b) From and after the Closing, the Companies and their Subsidiaries will indemnify and hold Seller and its

Affiliates harmless against any damages paid by Seller and its Affiliates to third parties, or any amounts paid by Seller and its Affiliates to third parties in settlements, which damages were determined to be owing by a final decision of a court of competent jurisdiction or which settlement amounts were incurred pursuant to a settlement approved by Buyer, such approval not to be unreasonably withheld or delayed, if and to the extent that (i) the litigation out of which such final decision or settlement arose relates to the Business and only to the extent such damages or other amounts relate to the Business and (ii) Buyer would not have been entitled to indemnification hereunder if such damages or amount paid in settlement had been paid by Buyer, the Companies or their Subsidiaries.

     Section 6.12 Certain Transactions. From the date hereof until the Closing Date, Buyer shall not and shall cause its Affiliates not to enter into any agreement, arrangement or transaction which would be reasonably likely to interfere with promptly obtaining all Governmental Consents to the transactions contemplated hereby.

     Section 6.13 Employees. (a) Effective as of the Closing Date, Buyer shall employ, or shall cause the Companies and their respective Subsidiaries to continue to employ, at the same rate of annual base salary as in effect immediately prior to the Closing Date, those employees of Seller and its Affiliates set forth on Schedule 6.13 (each of whose duties and responsibilities relate exclusively to the Business) and any additional Person who satisfies such criteria, who is hired or transferred in the ordinary course of business after the date hereof but prior to the Closing Date (the "Designated Employees"); it being understood, that (A) such employees (subject to adjustments permitted under Section 6.13(d)) shall be transferred to the Companies or their respective Subsidiaries prior to the Closing Date, and (B) Buyer shall not be obligated to employ any Designated Employee who is on, or has applied for, long-term disability, who is on lay-off, who is retired or whose employment has been terminated on or prior to the Closing Date.

     (b) Effective as of the Closing Date, Buyer shall employ, or shall cause the Companies and their respective Subsidiaries to continue to employ, certain additional employees (the "Additional Employees"), who shall be designated by Buyer in accordance with the following process. No later than 20 days following the date hereof, Seller shall provide Buyer a list of all employees of Seller or its Subsidiaries who are engaged in supporting the Business (or the comparable business conducted by Seller in the St. Louis Market) and whose duties and responsibilities relate to, but are not limited to, the Business (or the comparable business conducted by Seller in the St. Louis Market) (the "Shared Service Employees") and corresponding organizational charts covering such employees. Such list will be divided into job functions and shall include for each Shared Service Employee: (i) job/position/title, (ii) salary or salary grade level and target bonus, (iii) supervisor's name and (iv) an estimate of the percentage of the employee's work duties and responsibilities that relate to the Business or the comparable business conducted by Seller in the St. Louis Market. Such information will be kept confidential by Buyer and may be provided separately with respect to the CR Executives in Seller's sole discretion. During the period commencing on the date which is 30 days following the date hereof, and ending 35 days thereafter, Seller shall provide Buyer reasonable access, during reasonable business hours and upon reasonable notice, to the top two tiers of supervisory personnel (i.e., the CR Executives and their direct reports, the "Supervisory Personnel") for purposes of determining the staffing needs of the Business and identifying the most appropriate Shared Service Employees for assignment to the Companies and their respective Subsidiaries, to the extent such access does not materially interfere with the business of Seller or its Affiliates or the Companies or their respective Subsidiaries; provided, however, that Buyer may request Seller's consent, which consent shall not be unreasonably withheld or delayed, to isolated meetings with the Supervisory Personnel for an additional 15 days as reasonably necessary. Buyer will notify Seller in writing which Shared Service Employees will become Additional Employees no later than the date which is 90 days following the date hereof; it being understood that, (A) no more than 40% of the Shared Service Employees in a function may be designated by Buyer as Additional Employees, (B) Buyer shall give priority to those Shared Service Employees who spend more than 50% of their time on services for the Business or the comparable business conducted by Seller in the St. Louis Market, (C) Buyer shall not designate more than 500 Shared Service Employees as Additional Employees and (D) no CR Executives will be Additional Employees. Buyer and Seller shall conduct the process described in this Section 6.13(b) in accordance with applicable Law. In addition, Seller and Buyer shall cooperate with each other as necessary to effectuate the intent of this Section 6.13(b) prior to the Closing Date in the event that the actual timing of the Closing Date makes the time periods described above impracticable. Seller agrees to cooperate with Buyer in providing the information required by this Section 6.13(b) including ensuring that the Supervisory Personnel are able to provide the information reasonably necessary for Buyer to make its designations hereunder. Seller shall cause the Shared Service Employees whom Buyer has designated as Additional Employees to be transferred to the Companies prior to the Closing Date (subject to adjustments permitted under Section 6.13(d)). On and after the Closing Date, Buyer shall be solely responsible for, and indemnify and hold harmless Seller and Parent against, the severance liabilities arising from post-Closing events, if any, with respect to the Additional Employees, including attorney's fees and other litigation expenses incurred with respect to a claim by an Additional Employee for severance benefits, other than any such severance liabilities arising solely as a result of the consummation of the transactions contemplated hereby (assuming that Buyer has adopted the Mirror Severance Plan in accordance with the terms hereof). For purposes of this Agreement, the Designated Employees and the Additional Employees shall be referred to collectively as the "Transferred Employees." With respect to the Shared Service Employees who are CR Executives, Seller shall provide Buyer with reasonable access to such CR Executives in accordance with the above-described process, for purposes of determining which of the CR Executives may be offered employment with Buyer or the Companies, such employment to be effective following the Closing. Consistent with the above process, Buyer shall notify Seller regarding any employment arrangement reached between Buyer and any CR Executives no later than the 90th day following the date hereof.

     (c) Seller has provided Buyer with the names of the Shared Service Employees who are executives covered under the Parent Corporate Resource Severance Pay Plan (the "CR Executives"). In the event that a CR Executive is offered and accepts employment with Buyer following the Closing Date and notice of such agreement is provided in accordance with subparagraph (b) above, then such CR Executive's employment with Seller shall be terminated following the Effective Time (as defined in the Merger

Agreement) and Seller agrees to pay each such CR Executive the total amount of the cash payment and to provide the other benefits to which such CR Executive is entitled under the terms of the Parent Corporate Resource Severance Pay Plan (the "CR Plan").

     (d) Seller shall not take or fail to take any action if such act or failure to act would be reasonably likely to (i) interfere with Buyer's selection or employment of the Additional Employees (or the CR Executives) in accordance with the provisions of Section 6.13(b) and 6.13(c), or (ii) result in a change in the composition of the Designated Employees outside of the ordinary course of business; provided, however, that Seller and its Affiliates may not hire any Designated Employee into a different Affiliate of Seller (including by way of promotions or transfers) if such action would prevent such Designated Employee from being a Transferred Employee as of the Closing Date.

     Section 6.14 Contracts. (a) Seller agrees that it shall use its reasonable best efforts, and cause its Subsidiaries to use their reasonable best efforts, to (i) have the Contracts listed in Part A of Schedule 6.14 assigned (to the full extent related to the Business) to either of the Companies or a Subsidiary of one of the Companies on or prior to the Closing Date and to obtain all consents required for such assignments or enter into a Contract for the same goods, property or services provided on terms substantially identical to such Contracts on behalf of one of the Companies or a Subsidiary of any of the Companies, as applicable, (ii) have either of the Companies or a Subsidiary of one of the Companies enter into a Contract substantially similar to those set forth on Part B of Schedule 6.14 (where applicable, entered into on a basis to proportionately reflect the benefits (and corresponding obligations) received by either of the Companies or the applicable Subsidiary as of the time of entry into such Contract) on or before the Closing Date and (iii) obtain all consents of third parties to any Contracts of the Companies and their Subsidiaries required in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. Buyer agrees to use its reasonable best efforts to assist Seller, the Companies and their Subsidiaries in effecting the transactions described above. Buyer and Seller acknowledge that in taking the actions described above, payments to counterparties to certain Contracts may be required. In using their reasonable best efforts as provided above Buyer and Seller agree that (i) Seller shall be required to pay the first $5,000,000 of any such amounts paid to third parties and (ii) any such amounts approved by Buyer in excess of $5,000,000, but not to exceed an additional $15,000,000, shall be paid 50% by Seller and 50% by Buyer and for the avoidance of doubt Seller's obligation to pay such amounts shall not exceed $12,500,000 (twelve million five hundred thousand dollars).

     (b) To the extent the Companies or any of their Subsidiaries are not parties to any of the Contracts listed on Schedule 6.14 as of the Closing Date or an alternative arrangement as provided in Section 6.14(a) has not been established, Seller agrees at the written request of Buyer to use its reasonable best efforts to provide the Companies and their Subsidiaries the benefits of such Contracts pursuant to which the Companies and their Subsidiaries were provided benefits prior to the Closing Date for a period not to exceed the term of such Contract, subject to clause (d) below.

     (c) To the extent any Contract listed or described in Part C of Schedule
6.14 is not assigned to the Companies or their Subsidiaries, or, where applicable, a new Contract substantially similar to a Contract set forth on
Schedule 6.14 has not been entered into by the Companies or their Subsidiaries, on or before the Closing Date, or in either case such Contract is not in full force and effect without material default thereunder on the Closing Date, Seller agrees to indemnify and hold harmless Buyer, the Companies and their Subsidiaries for 50% of any Losses incurred by them as a result thereof. Any such non-assignment or failure shall not be a breach of this Agreement for purposes of Article VII hereof and the foregoing indemnification shall be Buyer's sole remedy for any failure by Seller to obtain any consent to the assignment of any Contract listed on Schedule 6.14, the assignment of any such Contract or a replacement for any such Contract in the name of Companies and their Subsidiaries.

     (d) From and after the Closing Date, Buyer agrees to assume and discharge all obligations arising out of or under any Contracts (i) assigned to the Companies or their Subsidiaries in accordance with this Section 6.14, or (ii) under which the Companies and the Subsidiaries receive benefits after the Closing Date pursuant to Section 6.14(b), but in each case only to the extent such obligations relate to the Business (with an equitable proportionate allocation made of any obligations under such Contract to the extent they relate in part to the Business and in part to other businesses of the Seller or its Affiliates), and provided that nothing set forth herein is intended to modify, as between Seller on the one hand, and Buyer and its Subsidiaries on the other hand, any risk allocation arrangements set forth elsewhere in this agreement (such as the representations and warranties and indemnities set forth herein) and for purposes of such representations, warranties, indemnities and other provisions all Contracts described in clauses (i) and (ii) hereof shall be deemed to have been assigned to, or in the name of, the Companies and their Subsidiaries prior to the Closing Date.

     Section 6.15 Transition Services. On the Closing Date, Buyer and Seller shall enter into the Transition Service Agreement in the form of Exhibit A hereto.

     Section 6.16 Roaming Agreement. On the Closing Date, Buyer and Seller shall enter into the Roaming Agreement in the form of Exhibit B hereto.

     Section 6.17 Non-Solicitation. (a) Seller agrees for the eighteen month period beginning on the Closing Date, it shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) enter into any agreements relating to the wireless telephone service business with any agent/distributor who distributes products or services of the Business (excluding any reseller of products and services of the Business) in the Chicago Market or the Central Illinois Market as of the date hereof or during the period thereafter and prior to the Closing Date or otherwise interfere or attempt to interfere with any relationships or arrangements of the Companies and their Subsidiaries relating to the Business with such agents, (ii) engage in any solicitation targeted at resellers of products and services of the Business in the Chicago Market or the Central Illinois Market as of the Closing Date, (iii) except as provided in
Section 6.21 (Employee Customers), engage in any solicitation targeted at customers of the Business as of the date of this Agreement or during the period thereafter prior to the Closing Date, or (iv) solicit, hire or employ any Designated Employees or

Additional Employees for employment; provided, however, that this Section 6.17 shall not prevent Seller or any of its Affiliates from (x) engaging in a general solicitation for customers, or (y) engaging in a solicitation directed at, or hiring or employing, any Designated Employee or Additional Employee whose employment has been involuntarily terminated on or after the Closing Date.

     (b) Seller agrees for the eighteen month period beginning on the Closing Date, it shall not, and shall not permit any of its Affiliates to, directly or indirectly (i) enter into any Contracts for the provision inside or outside the Markets of products and services of the type provided by the Business or for the provision of wireless telephone service (except that SBC may continue to serve and renew existing Contracts of SBC and its Subsidiaries with such customers) with any In Market National/Large Accounts or (ii) enter into any Contracts with other National/Large Accounts providing for the provision within the Markets of products and services of the type provided by the Business unless such Contracts have terms and conditions that retain for the Companies and their Subsidiaries the lines of such customers (either through arrangements with the Companies or their Subsidiaries or by using a reseller that is not affiliated with Seller of the service of the Companies or their Subsidiaries). Seller and Buyer agree that for National/Large Accounts with lines both inside and outside the Markets, and if the St. Louis Transaction has been completed, in the St. Louis Market, they shall cooperate to continue to provide service to such customers on the same terms as in existing Contracts (without giving effect to any renewal or extension thereof). On or before the Closing Date, Seller shall assign to the Companies or their Subsidiaries existing Contracts for the provision of products and services of the Business with National/Large Accounts that have lines only in the Markets or, if the St. Louis Transaction has been completed, in the St. Louis Market and all other Contracts which include only customers of the Business with lines only in the Markets (or, if the St. Louis Transaction has been completed, only such customers and customers with lines only in the St. Louis Market).

     (c) Buyer and Seller agree that promptly following the date hereof they shall organize a transition team, chaired by a representative of Seller and including equal representation of Buyer and Seller, for the purposes of (i) developing a detailed plan for servicing National/Large Accounts with a goal of maximizing revenue retention for such accounts, (ii) developing a plan to handle the accounts of Business Customers (other than National/Large Accounts) with lines both in the Markets and St. Louis Markets, on the one hand, and in the remainder of Seller's wireless telephone service business on the other hand, it being understood that unless otherwise agreed, lines in the Markets will be assigned to the Companies or their Subsidiary and lines outside the Markets will be retained by Seller and (iii) coordinating the obtaining of vendor and other third party contracts and consents.

     (d) Buyer agrees that after the Closing it will cooperate, and cause the Companies and their Subsidiaries to cooperate, in entering into commercially reasonable arrangements that will permit Seller and its Affiliates to offer National/Large Accounts that are not In Market National Large Accounts a package of services that includes products and services of the type provided by the Business to the extent necessary to retain lines of customers of the Business as contemplated by subsection (b)(ii) above.

     Section 6.18 Intercompany Obligations. Buyer acknowledges and Seller agrees that not later than the day prior to the Closing Date all intercompany obligations and agreements between the Companies and their Subsidiaries, on the one hand, and Seller and its other Affiliates, on the other hand, shall be settled and/or terminated so that at the close of business on the day prior to the Closing Date no such intercompany obligations shall remain outstanding other than those intercompany arrangements set forth in the Ancillary Agreements, those set forth on Schedule 6.14, and intercompany payables incurred in the ordinary course and taken into account on the Closing Statement or in Closing Long Term Liabilities.

     Section 6.19 Customer Communications and Billing. Seller agrees that prior to the Closing Date it shall (A) provide customers of the Business receiving bundled billing with a notification, in a form approved by Buyer, such approval not to be unreasonably withheld or delayed, disclosing the possibility of a transfer of the Business to Buyer and explaining that after the Closing bills for wireless telephone service charges will be unbundled from bills for wireline telephone, paging and other services and (B) use reasonable best efforts to take all actions necessary to be able to send customers of the Business unbundled bills for wireless telephone services not later than 5 business days after the Closing (subject to normal billing cycles).

     Section 6.20 Alternative Transaction Structure. Seller and Buyer agree that
(a) in lieu of making the Section 338(h)(10) Election, Seller may effect, and cause the Companies and their Subsidiaries to effect, in whole or in part, one of the alternative transactions set forth in Schedule 6.20(a) (the "Alternative Transaction") in order to provide Buyer with a "step-up" in tax basis of the assets (tangible and intangible) equivalent to the step-up that would have resulted from the Section 338(h)(10) Election (the "Step Up"), (b) after the Closing Date, Seller shall indemnify and hold harmless Buyer from and against any and all Losses arising out of or relating to the implementation of the Alternative Transaction in lieu of making the Section 338(h)(10) Election (which for these purposes includes the loss of any Tax benefits that would have resulted from the Step Up), (c) if the Alternative Transaction is effected, all representations, warranties, covenants and other agreements and Seller Disclosure Schedules shall be deemed modified to the extent necessary to appropriately reflect the Alternative Transaction and the effects thereof, and
(d) if at any time within 90 days after the Closing, Seller determines it is unable to effectively make the Section 338(h)(10) Election, and cannot or does not effect the Alternative Transaction, no Section 338(h)(10) Election shall be made, and the Purchase Price shall be reduced by the aggregate amount of the "Step-up Tax Loss" incurred by Buyer (as defined below) with respect to the entity or entities as to which such Step Up is not obtained (such adjustment to be effected in accordance with Section 2.5(e)) and, if not previously paid through a purchase price reduction in accordance with Section 2.5(e), Seller shall pay to Buyer the aggregate amount of the purchase price adjustment under this Section 6.20 together with interest on such amount at the Applicable Rate calculated on the basis of a year of 360 days for the actual number of days elapsed, accrued from the Closing Date up to and including the date of payment. "Step-up Tax Loss" means with respect to any entity the amount set forth for such entity on Schedule 6.20(b). Seller shall have the right to amend Schedule 6.20(a) to reflect an alternative structure that provides Buyer with an increase in Tax benefits attributable to the increase in the Tax basis of such assets equivalent to the increase in Tax benefits that would have resulted from the Section 338(h)(10) Election, if Buyer consents to such amendment (which consent shall not be unreasonably withheld or delayed).

     Section 6.21 Employee Customers. Buyer acknowledges and agrees that notwithstanding any other provision of this Agreement, (a) Parent and each Affiliate of Parent (other than the Companies and their Subsidiaries), together with any customer of the Business who is a director or an employee of Seller or any of its Affiliates or a family member of such director or employee and whose bills are paid by Parent or any Affiliate of Parent (other than the Companies or their Subsidiaries) after the Closing will terminate, without penalty, their purchases of products and services from the Companies and their Subsidiaries and become customers of the competing business of SBC and (b) any customers of the Business who are on employee pricing plans of Parent or any Affiliate of Parent (other than Designated Employees, Additional Employees and CR Executives ultimately employed by Buyer) may receive targeted solicitations for the provision of products and services that compete with those offered by the Companies and their Subsidiaries and Seller or its Affiliates may provide such Persons with products and services.

     Section 6.22 Year 2000 Testing. Seller agrees that following the date hereof, Seller shall, and shall cause its Subsidiaries, to use reasonable best efforts to continue implementing the Y2K Plan in accordance with the terms thereof and shall provide Buyer with an update on a monthly basis of the implementation status and testing results.

     Section 6.23 Transition Committees. The parties agree that following the date hereof, they shall cooperate with each other and shall take such actions as are reasonably required or requested for the purpose of facilitating the occurrence of the following mutually agreed actions at or prior to the Closing:
(i) the transfer of the assets listed on Section 6.7 of the Seller Disclosure Schedules and the verification of such transfers, (ii) the implementation of the Transition Services Agreement, and (iii) the establishment of arrangements designed to provide the Companies and their Subsidiaries with the categories of services and arrangements and the types of assets set forth on Schedule 3.20.

     Section 6.24 Prepaid Accounts. As of the Closing, Seller agrees that it will have terminated those accounts of prepaid customers of the Business to the extent related to the Business who have not used Seller's prepaid cellular service within the prior six months.

     Section 6.25 Transition Services Revisions. Between the date hereof and the Closing Date, the Schedules to the Transition Services Agreement may be revised in accordance with the terms of the form of Transition Services Agreement.

     Section 6.26 Restriction on Use. Buyer and Seller hereby agree and acknowledge as follows:

     (a) subject to the restrictions set forth in subparts (b) and (c) of this
Section 6.26 (Restriction on Use), no restriction or limitation shall apply to Seller's and Seller's Affiliate's use of the trademarks, service marks and logos listed on Exhibit A to the Trademark License Agreement and the trade dress, brand names, trade names and domain names associated therewith (collectively, the "Trademarks") in connection with (i) any use of the Trademarks outside the Chicago Market or the Central Illinois Market (the "Markets"), (ii) any use of the Trademarks in the Markets other than in connection with types of business engaged in by the Business, (iii) any advertising not specifically focused on the types of business engaged in by the Business, and (iv) any use in conjunction with the marketing and promotion of services offered as a package by Seller or its Affiliates (other than services provided by the Business) which include wireless telephone services offered by SBC and its Affiliates in the Markets.

     (b) For a period beginning on the Closing Date and lasting until the expiration of thirty months after the Closing Date (the "Initial Period"), Seller will not, and will not permit its Affiliates to, use (or license others to use) the Trademarks in connection with the types of business engaged in by the Business in the Markets.

     (c) Without limiting the other restrictions set forth in Subpart (b) of
Section 6.26, for a period beginning on the day following the expiration of the Initial Period and ending eighteen months thereafter (the "Subsequent Period"), Seller will not, and will not permit its

Affiliates to, use (or license others to use) the Trademarks in connection with the types of business engaged in by the Business in the Markets; provided, that during the Subsequent Period Seller and its Affiliates may use "Ameritech" as a modifier of the Cellular One name used by SBC or its Affiliates in the Market.

     (d) After the expiration of the Subsequent Period, Seller and its Affiliates shall have no limitation or restriction whatsoever on its use of any of the Trademarks.

     Section 6.27 License. (a) At the Closing, Parent and Buyer shall enter into the Trademark License Agreement in the form attached hereto as Exhibit C granting Buyer a non-exclusive, royalty free license to use and authorize others to use the trademarks, service marks and logos set forth as Exhibit A thereto (the "Trademarks"), representing all trademarks, service marks and logos used in the Business and that are the exclusive property of Seller Parent or one of its Subsidiaries or that Seller Parent or one if its Subsidiaries has rights to license or sublicense to Buyer, for a term that will end on the later of (i) six months after the effective time of Buyer Parent's business combination with Bell Atlantic or the termination of the merger agreement with respect thereto or (ii) one year from the Closing Date, (but in no event later than December 31, 2000) (the "Transitional Period") in the Markets solely in connection with the Business. Parent shall also permit the Buyer to make use of all trade dress as presently used by Seller or the Companies in the Business and related to the Trademarks on the same terms and conditions as are applicable to the Trademarks. It is the intention of Buyer to transition to a new corporate name ("Newco"), trademarks, service marks, trade dress and logos (the "New Marks"), for itself as soon as practicable consistent with its overall corporate branding strategies.

     (b) Nothing in such license agreement shall be construed to allow Buyer or any of its Affiliates to use in any manner, including, without limitation, in any corporate communications policy or program, in combination with the Trademarks either (i) any of Buyer's or its Affiliates existing corporate names, trademarks, service marks, trade dress or logos ("Existing Marks"), or (ii) any New Marks; provided that Buyer may use in a manner consistent with the existing presentation of such Trademark and other trade dress in the Markets "Ameritech Cellular" (and no other Trademarks) in such combination (the "Permitted Combination") solely to communicate that Buyer or its Affiliates are changing their corporate name or adopting new marks, in which event Buyer or its Affiliates may not represent that Newco is the company formerly known as Ameritech or Ameritech Cellular or any similar formulation; and, provided further that except as specifically set forth below nothing herein shall limit any use by Buyer and its Affiliates of Existing Marks or New Marks in the Markets or elsewhere.

     (c) Unless earlier terminated pursuant to paragraph (a) above, except as set forth in the last sentence hereof the license granted pursuant to this
Section 6.27, and the License Agreement related hereto, shall terminate on the date 30 days from the first date on which Buyer or any Affiliate of Buyer uses or authorizes others to use, and such others do use, any Existing Mark or New Mark (a) in any Permitted Combination or (b) in connection with the actual provision of cellular telephone service or products in the Markets. Thereafter, Buyer shall have a limited right to use, for a period to end as promptly as reasonably practicable and in no event later than 40 days, the Trademarks to complete its transition in the Markets to any Existing Mark or New Mark and to sell off or otherwise utilize existing inventory and remove signage containing trademarks, but Buyer or any Affiliate of Buyer shall not initiate any new uses of the Trademarks during such 40-day period.

     (d) In the event of any conflict between this Section 6.27 and the Trademark License Agreement this Section 6.27 shall control.

     Section 6.28 License for Certain Proprietary Software. To the extent the proprietary software systems of Seller set forth on Schedule 6.28 hereof are (i) used to support the Business and (ii) the exclusive property of Seller or Seller otherwise has rights to sublicense or convey rights to Buyer and its Subsidiaries, Seller agrees to grant to the Companies and their Subsidiaries at the Closing a royalty free non-exclusive license to use (subject to customary restrictions that will not impair Buyer's ability to use such systems in the wireless telephone business of the Companies and their Subsidiaries in the Markets) such proprietary software systems during the term of the Transition Services Agreement, but only to the extent such proprietary software is used to support the wireless telephone business of the Companies and their Subsidiaries in the Markets, such license to be freely transferrable, subject to the limitations set forth above, to any successor of Buyer and its Subsidiaries. At the time such license is granted, no license will be granted to distribute such proprietary software systems to third parties or to modify or make derivative works of any proprietary software systems licensed hereunder other than as required to use such proprietary software systems in the conduct of the wireless telephone business of the Companies and their Subsidiaries in the Markets. To the extent any consent from a third party is required to grant a license or otherwise convey to Buyer and its Subsidiaries a right to use in any of the systems set forth on Schedule 6.28, such consent will be pursued in accordance with Section 6.14 and such software license shall be deemed to be included on Parts B or C of Schedule 6.14 for purposes thereof.

     Section 6.29 Expenditures. From the date hereof until the Closing Date, Seller shall cause the Companies and their Subsidiaries to make expenditures consistent in all material respects with the Chicago Expenditures Budget and the Central Illinois Expenditures Budget, as applicable.

     Section 6.30 Further Assurances. At any time following the Closing Date, Seller and Buyer shall, and Buyer shall cause the Companies or any of their respective Subsidiaries to, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Buyer or Seller, as the case may be, and necessary for Buyer or Seller, as the case may be, to satisfy its obligations hereunder or obtain the benefits contemplated hereby.

                                  ARTICLE VII

                             Conditions to Closing

     Section 7.1 Conditions to Each Party's Obligation to Effect the Transaction. The respective obligations of the parties to consummate the transactions contemplated hereby is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

     (a) (i) The waiting period, if any, applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been earlier terminated and the DOJ, on behalf of the United States of America, shall have provided written notice under the Consent Decree that it does not object to the divestiture of the Companies and their Subsidiaries to Buyer, and
(ii)(A) all notices and other filings required to be made prior to Closing by Seller or Buyer or any of their respective Subsidiaries, with, and all permits, authorizations, consents and approvals required to be obtained prior to Closing by, Seller or Buyer or any of their respective Subsidiaries from, any Governmental Entity (collectively, together with the Cellular Authorizations, "Governmental Consents") in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby the failure of which to be made or obtained would be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay or impair the consummation of the transactions contemplated hereby and (B) the Cellular Authorizations, in each case shall have been made or obtained (as the case may be).

     (b) No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement (an "Order").

     Section 7.2 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Buyer in writing on or prior to the Closing Date of each of the following conditions:

          (a) The representations and warranties of Seller contained herein shall be true and correct as of the Closing as if made as of the Closing Date, except for such inaccuracies as would not individually or in the aggregate be reasonably likely to have a Material Adverse Effect (except that representations and warranties that are made as of a specific date or as of the date hereof need be true and correct only as of such date), and Buyer shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Seller. For purposes of this Section 7.2, the representations and warranties of Seller contained in this Agreement shall be deemed to have been made without any qualification as to knowledge or materiality and, accordingly, all references in such representations and warranties to "material," "Material Adverse Effect," "in all material respects," "knowledge," "best knowledge" and similar terms and phrases (including dollar thresholds therein) shall be deemed deleted therefrom;

          (b) SBC shall have provided Buyer with a letter agreement stating that SBC agrees to be bound after the Closing by the provisions of Section
     6.17 of this Agreement applicable to Affiliates of Seller;

          (c) The covenants and agreements of Seller to be performed on or prior to the Closing shall have been duly performed in all material respects, and Buyer shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Seller;

          (d) Buyer shall have received an opinion from inside counsel to Seller, substantially in the form set forth in Exhibit D-1;

          (e) Buyer shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, substantially in the form set forth in D-2; and

          (f) Parent shall have executed and delivered to Buyer the Trademark License Agreement, substantially in the form of Exhibit C.

     Section 7.3 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver in writing by Seller on or prior to the Closing Date of each of the following conditions:

     (a) The representations and warranties of Buyer contained herein shall have been true and correct in all material respects as of the Closing, as if made as of the Closing Date (except that representations and warranties that are made as of a specific date or as of the date hereof need be true in all material respects only as of such date), and Seller shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Buyer;

     (b) The covenants and agreements of Buyer to be performed on or prior to the Closing shall have been duly performed in all material respects, and Seller shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Buyer;

     (c) The Effective Time (as defined in the Merger Agreement) shall have occurred;

     (d) Seller shall have received an opinion from inside counsel to Buyer, in the form set forth in Exhibit E-1; and

     (e) If the Closing does not occur immediately after the Effective Time, then either (i) Parent or SBC shall have received a private letter ruling from the Internal Revenue Service confirming that the Companies and any of their Subsidiaries which are taxed as corporations for United States federal income tax purposes are properly includible in the SBC affiliated group, or (ii) 60 days shall have elapsed since the Effective Time.

                                 ARTICLE VIII

                                  Termination

     Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

     (a)  by mutual written agreement of Seller and Buyer; or

     (b) by either Buyer or Seller, by giving written notice of such termination to the other party, if such other party shall breach any of its material obligations or agreements under this Agreement and such breach shall be incapable of cure or has not been cured within 60 days following the giving of written notice of such breach to the breaching party; or

     (c) by either Buyer or Seller, by giving written notice of such termination to the other party, if any Order permanently enjoining or otherwise prohibiting consummation of the transactions contemplated hereby shall become final and non-appealable; or

     (d) by either Buyer or Seller, by giving written notice of such termination to the other, if any condition to such party's obligations hereunder has not been satisfied or waived and the Closing shall not have occurred on or prior to March 31, 2000 (the "Termination Date"); provided, that the terminating party is not in material breach of its obligations under this Agreement; and; provided, further, that the Termination Date shall be extended to September 30, 2000 (the "Extended Termination Date") if Seller provides written notice thereof to Buyer on or prior to March 31, 2000 and on the Termination Date the transaction under the Merger Agreement shall not have been consummated; or

     (e) by Buyer, by giving written notice of such termination to Seller, if there has been a breach of the representations and warranties of Seller contained in this Agreement which (x) would result in the failure of the condition set forth in Section 7.2(a) (Conditions to Obligations of Buyer) and
(y) cannot be or is not cured prior to the Termination Date, or, if extended, the Extended Termination Date; or

     (f) by Seller, by giving written notice of such termination to Buyer, if there has been a breach of the representations and warranties of Buyer contained in this Agreement which (x) would result in the failure of the condition set forth in Section 7.3(a) (Conditions to Obligations of Seller) and
(y) cannot be or is not cured prior to the Termination Date, or, if extended, the Extended Termination Date; or

     (g) by Seller, by giving written notice of such termination to Buyer, if the Merger Agreement shall have been terminated.

     Section 8.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.1 (Termination) hereof, this Agreement shall thereafter become void and have no effect, and no party hereto or its respective Affiliates or their directors, officers, employees or agents shall have any liability to the other party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this Section 8.2 and in Sections 10.2 (Expenses), 10.3 (Public Disclosure), 10.11 (Notices), 10.12 (Governing Law) and 10.13 (Waiver of Jury Trial) hereof, and except that nothing herein will relieve any party from liability for any breach of this Agreement prior to such termination.

                                  ARTICLE IX

                         Survival And Indemnification

     Section 9.1 Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties included or provided for (x) in Sections 3.5 through 3.11, and Sections 3.16 (except for the last sentence of Section 3.16 (Property and Leases) referred to in (bb) below) through Section 3.20, Section 4.2 and Sections 4.4, 4.6 and 4.8 herein shall survive the Closing until the 120th day following the end of the first full calendar year after the Closing, (y) in Section 3.12 (Tax Matters) herein shall survive the Closing until the expiration of the applicable statute of limitations (including any waivers or extensions thereof) with respect to such matters and shall expire at such time,(z) in Sections 3.13 (Labor Matters), 3.14 (Employee Benefits) and 3.15 (Environmental Matters) shall survive the Closing until the fourth anniversary of the Closing Date and shall expire at such time, (aa) in Sections 3.1 (Organization and Authority of Seller), 3.2 (Organization and Qualification of the Companies), 3.3 (Capitalization of the Companies), 3.4 (Subsidiaries of the Companies), 3.21 (Brokers and Finders), 3.22 (No Other Representations and Warranties), 4.1 (Organization and Authority of Buyer), 4.3 (Brokers and Finders), 4.5 (Securities Act), 4.7 (Investigation by Buyer) and
4.9 (No Other Representations and Warranties) shall have no expiration date and
(bb) in the last sentence of Section 3.16 (Property and Leases) shall survive the Closing until the 180th day following the Closing. In the event that any

Claim Notice or any other written notice of a claim shall be given hereunder within the applicable survival period, the representations and warranties that are the subject of such indemnity claim shall survive until such claim is finally resolved. The covenants and other agreements contained in this Agreement shall survive the Closing until the date or dates specified therein or the expiration of the applicable statute of limitations (including any waivers or extensions thereof) with respect to such matters, whichever is later. Except with respect to the representations and warranties contained in Sections 3.21 (Brokers and Finders), 3.3 (Capitalization of the Companies), 3.4 (Subsidiaries of the Companies; Minority Interests), 3.5(e) (Financial Statements - Metrocom), 3.12 (Tax Matters) and 3.20 (Ability to Conduct Business), in no event shall Seller be liable to Buyer for any breach of the representations or warranties included or provided for herein or in any other document delivered pursuant to this Agreement, unless and until all claims for which Losses are recoverable by Buyer exceed $25,500,000 (twenty five million five hundred thousand dollars) (the "Deductible") and Seller shall be liable only for the amount by which all such recoverable Losses exceed the Deductible. In addition, (x) except for breaches of (1) Sections 3.3 (Capitalization of the Companies), 3.4 (Subsidiaries of the Companies), 3.5(e) (Financial Statements - Metrocom), and 3.21 (Brokers and Finders), (2) breaches of covenants and indemnities outside this Article IX and (3) the special indemnity under clauses 9.3(a)(ii), 9.3(a)(iii), 9.3(a)(iv) and 9.3(a)(v) for which there shall be no limit, any payments under this Article IX by Seller to Buyer for Losses shall not exceed in the aggregate $637,500,000 (six hundred thirty seven million five hundred thousand dollars) (the "Limit").

     Section 9.2 Indemnification by Buyer. (a) For the period commencing on the Closing Date and ending, as the case may be, upon the expiration of the periods specified in Section 9.1 (Survival of Representations, Warranties, Covenants and Agreements) hereof (if applicable), Buyer shall indemnify, defend and hold harmless Seller and its Affiliates, and their respective directors, officers, employees, shareholders and agents ("Seller Indemnified Parties") against and in respect of all losses, damages (excluding punitive and consequential damages, other than those claimed by third parties and actual non-speculative lost profits of the Companies and their Subsidiaries), liabilities, costs and expenses (including reasonable attorneys' fees and expenses incurred in investigating, preparing or defending any claims covered hereby) (collectively, "Losses") sustained or incurred arising out of, in connection with or relating to any breaches of Buyer's representations and warranties set forth in this Agreement (other than representations and warranties set forth in Article V, as to which the indemnification provisions set forth in Article V shall govern).

     (b) Any payments pursuant to this Section 9.2 or Article V shall be treated as an adjustment to the Purchase Price.

     Section 9.3 Indemnification by Seller. (a) For the period commencing on the Closing Date and ending, as the case may be, upon the expiration of the periods specified in Section 9.1 (Survival of Representations, Warranties, Covenants and Agreements) hereof (if applicable), Seller shall, subject to the limitations set forth in Section 9.1 (Survival of Representations, Warranties, Covenants and Agreements) hereof, indemnify, defend and hold harmless Buyer and its respective directors, officers, employees, shareholders and agents ("Buyer Indemnified Parties" and, collectively with the Seller Indemnified Parties, the "Indemnified Parties") against and in respect of (i) all Losses sustained, incurred, arising out of, in connection with or relating to any breaches of Seller's representations and warranties set forth in this Agreement (other than representations and warranties set forth in Article V (Tax Matters), as to which the indemnification provisions set forth in Article V (Tax Matters) shall govern), (ii) Losses arising out of or relating to the matters set forth on
Schedule 9.3 to the extent set forth thereon (iii) all Losses incurred in connection with litigation that was omitted from the Schedules hereto in breach of the representations set forth in Section 3.8 hereof, (iv) all Losses to the extent relating to any assets, properties or businesses of the Companies and their Subsidiaries transferred or to be transferred to Seller or any of its Affiliates (other than the Companies and their Subsidiaries), in connection with the transactions contemplated hereby on or prior to the Closing Date, and
(v) all Losses arising out of or relating to the 401(k) plan formerly maintained by Triangle Stereo, Inc., the termination thereof or the distribution of assets therefrom.

     (b) In addition to the foregoing, and without regard to and without being counted in calculating the Deductible, but to be included in determining if the Limit has been reached, from and after the Closing Date Seller shall indemnify, defend and hold harmless the Buyer Indemnified Parties against and in respect of fifty percent (50%) of all Losses in excess of $5 million per Qualifying Customer Litigation (as defined below). A "Qualifying Customer Litigation" is a case or group of consolidated cases with substantially identical claims brought by customers of both the Business and customers of similar businesses of Seller to the extent relating to the conduct of the Business prior to the Closing Date and filed with a Court after the date hereof and prior to the third anniversary of the Closing Date. For purposes of this Section 9.3(b), any case filed against Seller or its Affiliates before the date hereof which does not currently name or involve the Companies or their Subsidiaries or the Business, but subsequent to the date hereof is modified so that it does name or involve the Companies or their Subsidiaries or the Business, shall be deemed to have been filed after the date hereof. Except as specifically provided in this Agreement, Seller shall have no liability to Buyer with respect to any Losses to the extent relating or arising out of the conduct of the Business on or after the Closing Date.

     (c) No indemnity shall be recoverable by the Buyer Indemnified Parties with respect to any matter to the extent such matter was reflected in the final calculation of the adjustment to the Purchase Price, if any, pursuant to
Article II and any Losses related thereto to the extent reflected in the final calculation of the adjustment to the Purchase Price shall not be counted in determining if the Deductible has been satisfied.

     (d) Any payments pursuant to this Section 9.3 or Article V (Tax Matters) shall be treated as an adjustment to the Purchase Price.

     Section 9.4 Indemnification as Sole Remedy. Following the Closing, the indemnities provided in Article V (Tax Matters), this Article IX and Article VI shall be the sole and exclusive remedy of the parties hereto, their Affiliates, successors and assigns with respect to any and all claims for Losses sustained or incurred arising out of, in connection with or relating to this Agreement and the transactions contemplated by this Agreement, except for damages for breach of any covenants or agreements set forth in this Agreement or any of the other agreements contemplated hereby or for the right of the parties hereto to seek specific performance of the obligations set forth herein.

     Section 9.5 Method of Asserting Claims, Etc. (a) Except as provided in
Article V with respect to matters related to Taxes and as set forth in paragraph (b) below, all claims for indemnification by the Indemnified Party hereunder with respect to third-party claims shall be asserted and resolved as set forth in this Section 9.5(a). In the event that any written claim or demand for which Seller or Buyer, as the case may be (in such capacity, an "Indemnifying Party"), may be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event later than 15 days following such Indemnified Party's receipt of such claim or demand, notify in writing the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the "Claim Notice"). The Indemnifying Party shall (i) have no liability with respect to any expenses incurred by the Indemnified Party with respect to the relevant third-party claims prior to the time the Claim Notice is delivered to the Indemnifying Party and such expenses shall be deemed not to be Losses of the Indemnified Party and (ii) be relieved of its obligations to indemnify the Indemnified Party with respect to such claim or demand if the Indemnified Party fails to timely deliver the Claim Notice, but only to the extent the Indemnifying Party is prejudiced thereby. The Indemnifying Party shall have 30 days from the personal delivery or mailing of the Claim Notice, whichever is later, (the "Notice Period") to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such claim or demand and shall during the Notice Period and thereafter be provided by the Indemnified Party with such information relating to the claim or demand as the Indemnifying Party shall request. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be borne by the Indemnifying Party. Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified

Party against such claim or demand, the Indemnifying Party shall have the sole power to direct and control such defense. If the Indemnifying Party so elects to assume the defense of such claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party. If any Indemnified Party desires to participate in, but not control, any such defense, it may do so at its sole cost and expense, provided, that in any action seeking an injunction or decree which would restrict the future activity or conduct of the Indemnified Party or any Subsidiary or Affiliate thereof, the Indemnified Party shall be entitled to participate in the defense of such action at the expense of the Indemnifying Party. The Indemnified Party shall not settle, compromise or discharge a claim or demand for which it is indemnified by the Indemnifying Party or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld). The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld), settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party or any Subsidiary or Affiliate thereof. To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will provide the Indemnifying Party and its counsel access to all relevant business records and other documents, and shall use its reasonable best efforts to assist, and to cause the employees and counsel of the Indemnified Party to assist, in defense of such claim. If the Indemnifying Party elects not to defend the Indemnified Party, the Indemnified Party shall have the right to defend the claim or demand by appropriate proceedings and shall have the sole power to direct and control such defense. In any event, the Indemnifying Party shall have the right to participate in the defense or settlement of any third party claim or demand for which the Indemnifying Party may be liable hereunder at its own expense.

     (b) All claims for indemnification by Seller or Buyer with respect to litigation for which the party seeking indemnification is indemnified solely pursuant to one or more of Sections 6.11(b), 9.3(a)(ii) or 9.3(b), and the defense of the relevant litigation, shall be handled as contemplated in this
Section 9.5(b). Upon receipt of a summons and complaint or other notice (which is also filed with a Court) of any such litigation from which it may be reasonably inferred that the other party may be entitled to or required to be provided indemnification hereunder, the receiving party shall promptly notify the other.

          (i) If and for so long as the particular litigation is of the type described in Section 9.3(a)(ii) or 9.3(b) (without reference to the three year limitation set forth therein) or of a type described under Section 6.11(b) in which the parties otherwise each have financial exposure not fully covered by indemnification from the other party (without regard to caps and deductibles), Buyer and Seller shall each retain their own counsel and participate in the defense thereof and shall cooperate with one another in the course thereof. In any such litigation, neither party shall enter into a settlement adversely affecting the liability of the other without the consent of the other, which consent shall not be unreasonably withheld or delayed.

          (ii) If and for so long as the particular litigation is one in which only one party has a financial exposure not covered by indemnification from the other party, then the party having such exposure shall defend and control the defense of such litigation. With respect to the particular cases set forth on Schedule 3.8 that relate exclusively to the Business (that are not also set forth on Schedule 9(a)(ii)) (the "Schedule 3.8 Cases"), on the Closing Date Buyer agrees to assume, and Seller agrees to transfer to Buyer, the defense thereof in accordance with this clause
     (ii), and Buyer shall control such cases, provided, that, Buyer agrees to continue to utilize the same outside counsel as are presently responsible for such cases unless it reasonably determines such continuing representation is inadvisable. Buyer agrees that any counsel selected to defend the Schedule 3.8 cases controlled by Buyer shall be reasonably acceptable to Seller.

          (iii) In all cases the parties shall cooperate with each other by providing access to relevant employees and business records and otherwise as contemplated by Section 9.5(a).

     (c) In determining the amount of Losses sustained or incurred by Buyer for purposes of the indemnification under Section 9.3(a)(ii) or 9.3(b), Promotional Items constituting a portion of a Loss shall be deemed to be a Loss only to the extent of the actual cost to Buyer or its Affiliates of providing any such Promotional Item and such Losses shall be offset by any actual profits realized in providing such Promotional Items. For such purposes, the actual cost shall be deemed to be the actual cost of providing the good or service constituting the Promotional Item on a fully allocated basis to the Companies and their Subsidiaries and shall not be deemed to include any lost profit or markup which might be obtained if such service or product was sold to a customer of the Companies or their Subsidiaries. For purposes of this Section 9.5(c), "Promotional Items" shall be deemed to include all non-monetary items provided in settlement of any claim or as the result of an adjudication of any litigation and shall be deemed to include services such as certificates for free minutes of use, discounts on minutes of use, discounts on handsets, discounts on other products sold by Buyer or its Affiliates and other products, goods, services or rights to obtain any products, goods or services.

     Section 9.6 Calculation of Losses. The amount of any Losses payable by the Indemnifying Party to the Indemnified Party shall take into account any (i) amounts recovered or recoverable by the Indemnified Party under applicable insurance policies (with third party carriers), (ii) Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments and (iii) Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such Loss.

     Section 9.7 Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses and the Indemnified Party could have recovered all or a part of such Losses from a third party (a "Potential Contributor") based on the underlying claim or demand asserted against the Indemnifying Party, the Indemnified Party shall, to the extent permitted by Law or any applicable contractual arrangement, assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying

Party to recover from the Potential Contributor the amount of such payment.

     Section 9.8 Overlapping Provisions. Except as provided in the last sentence of Section 3.15, in the parenthetical at the end of clause (i) in the last sentence of Section 9.3(a) or in the last sentence of Section 6.14(c), where (i) more than one representation in this Agreement is breached or otherwise rendered inaccurate or incomplete by virtue of an event or occurrence; (ii) more than one covenant or other provision hereunder is breached or violated by a party's action or failure to act; or (iii) more than one indemnification provision herein is by its terms applicable to any litigation, event, occurrence, action, failure to act or other breach, the party seeking indemnification or another remedy hereunder shall be entitled to proceed under any applicable provision hereunder, and to obtain any indemnification or remedy available thereunder, regardless of whether the indemnification or remedy available thereunder would not have been available, or would have been available to a lesser extent or in a lesser amount, under another provision relating thereto. No party shall be entitled under this
Section 9.8 or any other provision of this Agreement to obtain duplicative indemnification or remedies.

                                    ARTICLE X

                                  Miscellaneous

     Section 10.1 Amendment and Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Seller and Buyer, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     Section 10.2 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby.

     Section 10.3 Public Disclosure. The parties to this Agreement hereby agree with the other party hereto that, except as may be required to comply with the requirements of applicable Law or the rules and regulations of any national securities exchange upon which the securities of one of the parties or its Affiliates is listed, no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by all parties hereto; provided, however, that to the extent that either party to this Agreement is required by Law or the rules and regulations of any stock exchange upon which the securities of one or more of the parties or its Affiliates is listed to make such a public disclosure, such public disclosure shall only be made after prior consultation with the other party to this Agreement, if consultation is reasonably practicable.

     Section 10.4 Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto; provided, that Seller shall be entitled to assign its obligations under this agreement to any Permitted Share Transferee so long as such Permitted Share Transferee agrees to be bound by all of the terms and conditions of this Agreement (and shall thereafter be "Seller" for all purposes of this Agreement) and Seller agrees to remain liable as guarantor of the Permitted Share Transferee, and Buyer may assign any of its rights hereunder to any Affiliate so long as (i) Buyer remains obligated to perform or agrees to unconditionally guarantee performance of any obligations of Buyer hereunder through the Closing Date and (ii) such assignment does not delay receipt of any Governmental Consents or third party consents that are a condition to completion of the transactions contemplated by this Agreement.

     Section 10.5 Entire Agreement. This Agreement, the Ancillary Agreements, the Trademark License Agreement and the stock purchase agreement of even date herewith relating to the St. Louis Transaction (including all Annexes and Schedules hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement, which will remain in full force and effect for the term provided for therein.

     Section 10.6 Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

     Section 10.7 Parties in Interest; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, Seller or their successors any rights or remedies under or by reason of this Agreement.

     Section 10.8 Guarantee. Buyer Parent hereby unconditionally guarantees performance of Buyer's obligations hereunder and payment of damages or liabilities which Buyer may be obligated to pay in connection with a breach of this Agreement on or prior to the Closing Date.

     Section 10.9 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original by the parties executing such counterpart, but all of which shall be considered one and the same instrument.

     Section 10.10 Section Headings. The section and paragraph headings and table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     Section 10.11 Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile; provided that the facsimile is promptly confirmed by written confirmation by registered mail thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

                  (a)      if to Seller, to:

                           Ameritech Mobile Communications, Inc.
                           c/o Ameritech Corporation
                           30 South Wacker Drive
                           Chicago, Illinois 60606
                           facsimile: (312) 609-6307

                           Attention: Assistant General
                                         Counsel - Transactions

                  With a copy to:

                           Sullivan & Cromwell
                           125 Broad Street
                           New York, New York 10004
                           facsimile: (212) 558-3588

                           Attention: Joseph B. Frumkin

                  and to:

                           Skadden, Arps, Slate, Meagher & Flom
                           (Illinois)
                           333 West Wacker Drive
                           Chicago, Illinois 60606
                           facsimile: (312) 407-0411

                           Attention: Charles Mulaney

                  (b)      if to Buyer, to:

                           GTE Consumer Services Incorporated
                           1255 Corporate Drive
                           Irving, Texas 75038-2518
                           facsimile: (972) 507-2322

                           Attention: James A. Attwood

                  With a copy to:

                           O'Melveny & Myers LLP
                           153 East 53rd Street
                           New York, New York 10022
                           facsimile: (212) 326-2061

                           Attention: Jeffrey J. Rosen

                  (c)      if to Buyer Parent:

                           GTE Corporation
                           1255 Corporate Drive
                           Irving, Texas 75038-2518
                           facsimile: (972) 507-2322

                           Attention: James A. Attwood

                  With a copy to:

                           O'Melveny & Myers LLP
                           153 East 53rd Street
                           New York, New York 10022
                           facsimile: (212) 326-2061

                           Attention: Jeffrey J. Rosen

Any notice given by mail shall be effective when received.

     SECTION 10.12 GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF. EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY,

EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE "CHOSEN COURTS") AND (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS, (II) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURTS, (III) WAIVES ANY OBJECTION THAT THE CHOSEN COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY HERETO AND (IV) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 10.11 OF THIS AGREEMENT.

     SECTION 10.13 WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 10.14 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof unless such invalidity or unenforceability, after taking into account the mitigation contemplated by the next sentence, deprives a party of a material benefit contemplated by this Agreement. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the date first written above.


                      AMERITECH MOBILE
                      COMMUNICATIONS, INC.

                      By: /s/ Richard C. Notebaert
                          -----------------------------------
                          Name:  Richard C. Notebaert
                          Title: Chairman of the Board,
                                 President and CEO of Ameritech Corporation
                                 the Sole Shareholder of
                                 Ameritech Mobile Communications, Inc.


                      GTE CONSUMER SERVICES INCORPORATED

                      By: /s/ James Attwood
                          -----------------------------------
                          Name: James Attwood
                          Title:


                      Solely as to Section 10.8
                      (Guarantee)


                      GTE CORPORATION

                      By: /s/ Charles R. Lee
                          -----------------------------------
                          Name: Charles R. Lee
                          Title:

                                                                       Exhibit F

     "EBITDA Subscriber Amount" shall mean, in the event that there shall exist

          (a) an Excess EBITDA Amount and an Excess Subscriber Equivalent Amount, zero;

          (b) a Shortfall EBITDA Amount and a Shortfall Subscriber Equivalent Amount,

               (i) the greater of such shortfall amounts multiplied by 0.75 plus

               (ii) the lesser of such shortfall amounts multiplied by 0.25;
          and

          (c) an Excess EBITDA Amount and a Shortfall Subscriber Equivalent Amount or an Excess Subscriber Equivalent Amount and a Shortfall EBITDA Amount,

               (i)  such shortfall amount multiplied by 0.75 minus

               (ii) such excess amount; provided, that, in no event shall the product derived in subparagraph (c)(i) above, be reduced by more than the product of such shortfall amount multiplied by 0.1875.

                   (Excess and Shortfall Amount Definitions)


     "Excess EBITDA Amount" shall mean the product of (i) the EBITDA Surplus Amount, if any, multiplied by (ii) 7.693, multiplied by (iii) a fraction the numerator of which is (x) 12 and the denominator of which is (y) the number of months in the Operational Adjustment Period (such fraction, the "Closing Period Fraction"), multiplied by (iv) 0.897.

     "Shortfall EBITDA Amount" shall mean the product of (i) the EBITDA Deficit Amount, if any, multiplied by (ii) 7.693, multiplied by (iii) the Closing Period Fraction, multiplied by (iv) 0.897.

     "Excess Subscriber Equivalent Amount" shall mean the product of (i) the Subscriber Equivalent Surplus Amount, if any, multiplied by (ii) $39.88, multiplied by (iii) 12, multiplied by (iv) 0.4502, multiplied by (v) 11.423, multiplied by (vi) 0.897.

     "Shortfall Subscriber Equivalent Amount" shall mean the product of (i) the Subscriber Equivalent Deficit Amount, if any, multiplied by (ii) $39.88, multiplied by (iii) 12, multiplied by (iv) 0.4502, multiplied by (v) 11.423, multiplied by (vi) 0.897.

                   (Surplus and Deficit Amount Definitions)


     "EBITDA Surplus Amount" shall mean the excess, if any, of (x) the Actual Pre-Marketing EBITDA Amount over (y) the Projected Pre-Marketing EBITDA Amount.

     "EBITDA Deficit Amount" shall mean the excess, if any, of (x) the product of (i) 0.95 multiplied by (ii) the Projected Pre-Marketing EBITDA Amount over
(y) the Actual Pre-Marketing EBITDA Amount.

     "Subscriber Equivalent Surplus Amount" shall mean in the event that there shall exist:

          (a) a Non Pre-Paid Subscriber Surplus Amount and a Pre-Paid Subscriber Equivalent Surplus Amount, the sum of such amounts;

          (b) a Non Pre-Paid Subscriber Deficit Amount and a Pre-Paid Subscriber Equivalent Deficit Amount, zero;

          (c) a Non Pre-Paid Subscriber Surplus Amount and a Pre-Paid Subscriber Equivalent Deficit Amount or a Non Pre-Paid Subscriber Deficit Amount and a Pre-Paid Subscriber Equivalent Surplus Amount, the excess, if any, of such surplus amount over such deficit amount.

     "Subscriber Equivalent Deficit Amount" shall mean in the event that there shall exist:

          (a) a Non Pre-Paid Subscriber Deficit Amount and a Pre-Paid Subscriber Equivalent Deficit Amount, the sum of such amounts;

          (b) a Non Pre-Paid Subscriber Surplus Amount and a Pre-Paid Subscriber Equivalent Surplus Amount, zero; or

          (c) a Non Pre-Paid Subscriber Deficit Amount and Pre-Paid Subscriber Equivalent Surplus Amount or a Non Pre-Paid Subscriber Surplus Amount and a Pre-Paid Subscriber Equivalent Deficit Amount, the excess, if any, of such deficit amount over such surplus amount.

     "Pre-Paid Subscriber Equivalent Surplus Amount" shall mean the excess, if any, of (x) the Actual Pre-Paid

Subscriber Equivalent Net Adds over (y) the Projected Pre-Paid Subscriber Equivalent Net Adds.

     "Pre-Paid Subscriber Equivalent Deficit Amount" shall mean the excess, if any, of (x) the product of (i) 0.95 multiplied by (ii) the Projected Pre-Paid Subscriber Equivalent Net Adds over (y) the Actual Pre-Paid Subscriber Equivalent Net Adds.

     "Non Pre-Paid Subscriber Surplus Amount" shall mean the excess, if any, of
(x) the Actual Non Pre-Paid Subscriber Net Adds over (y) the Projected Non Pre-Paid Subscriber Net Adds.

     "Non Pre-Paid Subscriber Deficit Amount" shall mean the excess, if any, of
(x) the product of (i) 0.95 multiplied by (ii) the Projected Non Pre-Paid Subscriber Net Adds over (y) the Actual Non Pre-Paid Subscriber Net Adds.

                      (Projected and Actual Definitions)

          "Projected Pre-Marketing EBITDA Amount" shall mean the projected aggregate Pre-Marketing EBITDA of Chicago Cellular and Central Illinois Cellular set forth on Annex I to this Exhibit for the months in the Operational Adjustment Period.

          "Actual Pre-Marketing EBITDA Amount" shall mean the actual aggregate Pre-Marketing EBITDA of Chicago Cellular and Central Illinois Cellular for the Operational Adjustment Period, calculated on a basis consistent with the calculation of the Projected Pre-Marketing EBITDA Amount.

          "Projected Pre-Paid Subscriber Equivalent Net Adds" shall mean the projected aggregate Pre-Paid Subscriber Equivalent Net Adds set forth on Annex II to this Exhibit for the months in the Operational Adjustment Period.

          "Actual Pre-Paid Subscriber Equivalent Net Adds" shall mean the actual aggregate Pre-Paid Subscriber Equivalent Net Adds for the Operational
Adjustment Period, calculated on a basis consistent with the calculation of the Projected Pre- Paid Subscriber Equivalent Net Adds; provided, that, in no event shall such sum be greater than 150% of the Projected Pre-Paid Subscriber Equivalent Net Adds.

          "Projected Non Pre-Paid Subscriber Net Adds" shall mean the projected aggregate Non Pre-Paid Subscriber Net Adds set forth on Annex III to this Exhibit for the months in the Operational Adjustment Period.

          "Actual Non Pre-Paid Subscriber Net Adds" shall mean the actual aggregate Non Pre-Paid Subscriber Net Adds for the Operational Adjustment Period, calculated on a basis consistent with the calculation of the Projected Non Pre-Paid Subscriber Net Adds.

                          (Miscellaneous Definitions)


          "Pre-Marketing EBITDA" shall mean Operating Income plus Depreciation and Amortization expenses plus Sales and Marketing expenses, excluding the effect of any and all non-recurring items (including, without limitation, any expenses, directly or indirectly incurred in connection with the acquisition of the Companies by Buyer pursuant to the Agreement) and calculated in accordance with the accounting policies and procedures used in the preparation of the applicable budgets for Chicago Cellular and Central Illinois Cellular and their respective Subsidiaries on a consolidated basis for the twelve-month periods ending December 31, 1999 and December 31, 2000.

          "Pre-Paid Subscriber Equivalent Net Adds" shall mean the product of
(a) 0.5 multiplied by (b)(i) the aggregate number of gross additions of Pre-Paid Subscribers minus (ii) the aggregate number of gross terminations of Pre-Paid Subscribers of Chicago Cellular and Central Illinois Cellular (such number of gross terminations, for purposes of this calculation, excluding the termination of 20,920 prepaid accounts as described in Section 6.24 (Prepaid Accounts) of the Agreement).

          "Non Pre-Paid Subscriber Net Adds" shall mean (a) the aggregate number of gross additions of Non Pre-Paid Subscribers minus (b) the aggregate number of gross terminations of Non Pre-Paid Subscribers (such number of gross terminations, for purposes of this calculation, excluding the termination of any Employee Customers as described in Section 6.21(a) (Employee Customers) of the Agreement).

          "Pre-Paid Subscribers" shall mean customers of Chicago Cellular and Central Illinois Cellular who pay for cellular services in advance and who do not receive a monthly bill for such services.

          "Non Pre-Paid Subscribers" shall mean all customers of Chicago Cellular and Central Illinois Cellular other than Pre-Paid Subscribers.

          "Operational Adjustment Period" shall mean the period commencing March 1, 1999 through the end of the month preceding the month in which the Closing occurs.